Exhibit 10.54

EXECUTION VERSION

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

dated as of August 18, 2014

among

ALION SCIENCE AND TECHNOLOGY CORPORATION,

CERTAIN SUBSIDIARIES OF ALION SCIENCE AND TECHNOLOGY CORPORATION,

as Guarantors,

VARIOUS LENDERS,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Sole Lead Arranger, Joint Bookrunner and Syndication Agent

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunner

$70,000,000 Senior Secured Term Loans

i

4.10. No Restricted Junior Payments	61
4.11. Adverse Proceedings, Etc.	62
4.12. Payment of Taxes	62
4.13. Properties	62
4.14. Environmental Matters	62
4.15. No Defaults	63
4.16. Material Contracts	63
4.17. Governmental Regulation	63
4.18. Federal Reserve Regulations; Exchange Act	64
4.19. Employee Matters	64
4.20. Employee Benefit Plans	64
4.21. Certain Fees	65
4.22. Solvency	65
4.23. Related Agreements	65
4.24. Compliance with Statutes, Etc.	65
4.25. Disclosure	65
4.26. Senior Indebtedness	66
4.27. PATRIOT Act; Foreign Corrupt Practices Act; OFAC	66
4.28. Perfection of Security Interests in the Collateral	66
4.29. ESOP	66

SECTION 5. AFFIRMATIVE COVENANTS	68
5.1. Financial Statements and Other Reports	68
5.2. Existence	73
5.3. Payment of Taxes and Claims	73
5.4. Maintenance of Properties	73
5.5. Insurance	74
5.6. Books and Records; Inspections	74
5.7. Lenders Calls	75
5.8. Compliance with Laws	75
5.9. Environmental	75
5.10. Subsidiaries	76
5.11. Additional Material Real Estate Assets	77
5.12. [Reserved]	77
5.13. Further Assurances	77
5.14. Maintenance of Ratings	77
5.15. ESOP Compliance	77
5.16. Intellectual Property	77
5.17. Material Contracts	78
5.18. Assignment of Payments Under Government Contracts	78
5.19. Control Agreements	78
5.20. Post-Closing Matters	78

SECTION 6. NEGATIVE COVENANTS	78
6.1. Indebtedness	78
6.2. Liens	81
6.3. No Further Negative Pledges	84

6.4. Restricted Junior Payments	84
6.5. Restrictions on Subsidiary Distributions	86
6.6. Investments	86
6.7. Financial Covenants	88
6.8. Fundamental Changes; Disposition of Assets; Acquisitions	88
6.9. Disposal of Subsidiary Interests	90
6.10. Sales and Lease-Backs	90
6.11. Transactions with Shareholders and Affiliates	90
6.12. Conduct of Business	91
6.13. Fiscal Year	91
6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements	91
6.15. Amendments or Waivers of with respect to Certain Indebtedness	91
6.16. Assets as Plan Assets	91
6.17. Prohibited Transaction	91

SECTION 7. GUARANTY	92
7.1. Guaranty of the Obligations	92
7.2. Contribution by Guarantors	92
7.3. Payment by Guarantors	93
7.4. Liability of Guarantors Absolute	93
7.5. Waivers by Guarantors	95
7.6. Guarantors’ Rights of Subrogation, Contribution, Etc.	96
7.7. Subordination of Other Obligations	96
7.8. Continuing Guaranty	97
7.9. Authority of Guarantors or Borrower	97
7.10. Financial Condition of Borrower	97
7.11. Bankruptcy, Etc.	97
7.12. Discharge of Guaranty Upon Sale of Guarantor	98
7.13. [Reserved]	98

SECTION 8. EVENTS OF DEFAULT	98
8.1. Events of Default	98
8.2. Application of Proceeds	102
8.3. Borrower’s Right to Cure	103

SECTION 9. AGENTS	104
9.1. Appointment of Administrative Agent	104
9.2. Powers and Duties	104
9.3. General Immunity	105
9.4. Administrative Agent Entitled to Act as Lender	106
9.5. Lenders’ Representations, Warranties and Acknowledgment	107
9.6. Right to Indemnity	107
9.7. Successor Administrative Agent	108
9.8. Collateral Documents and Guaranty	108
9.9. Withholding Taxes	110
9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	110

SECTION 10. MISCELLANEOUS	111
10.1. Notices	111
10.2. Expenses	113
10.3. Indemnity	114
10.4. Set-Off	114
10.5. Amendments and Waivers	115
10.6. Successors and Assigns; Participations	117
10.7. Independence of Covenants	122
10.8. Survival of Representations, Warranties and Agreements	122
10.9. No Waiver; Remedies Cumulative	123
10.10. Marshalling; Payments Set Aside	123
10.11. Severability	123
10.12. Obligations Several; Independent Nature of Lenders’ Rights	123
10.13. Headings	123
10.14. APPLICABLE LAW	124
10.15. CONSENT TO JURISDICTION	124
10.16. WAIVER OF JURY TRIAL	124
10.17. Confidentiality	125
10.18. Usury Savings Clause	126
10.19. Effectiveness; Counterparts	127
10.20. Entire Agreement	127
10.21. PATRIOT Act	127
10.22. Electronic Execution of Assignments	127
10.23. No Fiduciary Duty	127

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.1	ESOP Plan Documents
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.4	No Conflicts
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.20	Certain Employee Benefit Plans
	4.29(a)	Certain ESOP Plan Documents Exceptions
	4.29(j)	PTE 80-26 Loans
	5.20	Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A	Funding Notice
	B	Note
	C	Compliance Certificate
	D	Assignment Agreement
	E-1	U.S. Tax Compliance Certificate (For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
	E-2	U.S. Tax Compliance Certificate (For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
	E-3	U.S. Tax Compliance Certificate (For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
	E-4	U.S. Tax Compliance Certificate (For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	[Reserved]
	J	Landlord Personal Property Collateral Access Agreement
	K	Intercompany Note
	L	Intercreditor Agreement
	M	Modified Dutch Auction Procedures

v

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

This SECOND LIEN CREDIT AND GUARANTY AGREEMENT, dated as of August 18, 2014 is entered into by and among ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend $70,000,000 aggregate principal amount of Term Loans to Borrower, the proceeds of which will be used to repay a portion of the Existing Secured Notes and to pay Transaction Costs;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Second Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and 65% of the voting Equity Interests of each of its Foreign Subsidiaries (and 100% of the non-voting Equity Interests of each of its Foreign Subsidiaries); and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Second Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries and 65% of the voting Equity Interests of each of their respective Foreign Subsidiaries (and 100% of the non-voting Equity Interests of each of their respective Foreign Subsidiaries).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION

1.1.   Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.  Notwithstanding the foregoing, solely for purposes of Section 6.8(e), Acquisition Consideration shall not include amounts payable in respect of customary tax or indemnification provisions.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the actual knowledge of an Authorized Officer of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) Collateral Agent and (iii) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including, without limitation, any Auction Manager.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 as it may be amended, restated, supplemented or otherwise modified from time to time.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arranger” means Goldman Sachs Lending Partners LLC in such capacity as sole lead arranger.

“ASOF” means ASOF II Investments, LLC, a Delaware limited liability company.

“ASOF/Phoenix Group” means ASOF, Phoenix, any Control Investment Affiliates of ASOF or Phoenix and any party that is a member of any “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) that includes ASOF, Phoenix or any Control Investment Affiliates of ASOF or Phoenix; provided that ASOF, Phoenix or any Control Investment Affiliates of ASOF or Phoenix shall collectively and beneficially own and control or have the power to direct at least a majority of the voting power of the Equity Interests of Borrower held by such “group”.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) sales, leases or licenses out of other assets for aggregate consideration of less than $220,000 with respect to any transaction or series of related transactions and less than $550,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means, as applicable, (a) an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent consistent with the requirements of Section 10.5 or (b) a Borrower Assignment Agreement.

“Assignment Effective Date” as defined in Section 10.6(b).

“Assignment of Claims Act” means, collectively, the Assignment of Claims Act of 1940, as amended, any applicable rules, regulations and interpretations issued pursuant thereto and any amendments to any of the foregoing.

“Auction” as defined in Section 10.6(i)(i).

“Auction Manager” means (a) either Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor agreed by Borrower to act as an arranger in connection with any repurchases pursuant to Section 10.6(i).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, one or more vice presidents (or the equivalent thereof), chief financial officer or treasurer of such Person.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.

“Beneficiary” means each Agent and Lender.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means Goldman Sachs Lending Partners LLC and Wells Fargo Securities, LLC, in their capacities as joint bookrunners.

“Borrower” as defined in the preamble hereto.

“Borrower Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Annex C to Exhibit M, with such amendments or modifications as may be approved by Administrative Agent.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Call Protection” as defined in Section 2.13(c).

“Call Protection Transaction” as defined in Section 2.13(c).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s for money market mutual funds and (vi) instruments equivalent to those referred to in any of clauses (i) through (v) above denominated in any other foreign currency, comparable in credit quality and tenor to those referred to above and customarily used by corporations or other business entities for cash management purposes in any jurisdiction outside of the United States to the extent required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Change of Control” means, (i) at any time prior to consummation of a Qualified IPO, ASOF, Phoenix or the ASOF/Phoenix Group shall directly or indirectly cease to collectively and beneficially own and control at least a majority on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation); (ii) at any time on or after consummation of a Qualified IPO (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than ASOF, Phoenix or the ASOF/Phoenix Group shall have acquired beneficial ownership or control of 37.5% or more on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation), (b) ASOF, Phoenix and the ASOF/Phoenix Group shall have directly or indirectly ceased to collectively and beneficially own and control 37.5% or more on a fully diluted basis of the voting power of the Equity Interests of Borrower (taking into account preferences set forth in the Preferred Shares Certificate of Designation), or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than ASOF, Phoenix or the ASOF/Phoenix Group shall have acquired beneficial ownership or control of a greater percentage of the voting power of the Equity Interests of Borrower (on a fully diluted basis) than ASOF, Phoenix and the ASOF/Phoenix Group, taken as a whole (taking into account preferences set forth in the Preferred Shares Certificate of Designation); or (iii) any “change of control” or similar event shall occur under the Revolving Loan Documents, the First Lien Loan Documents, the Third Lien Note Documents or any agreement in respect of Indebtedness in an aggregate principal amount in excess of $10,000,000 to which Borrower or any of its Subsidiaries shall be a party.

“Claims Assignment” means an assignment in a form reasonably approved by Administrative Agent and the Requisite Lenders, properly completed and signed by an Authorized Officer of a Credit Party.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure, and (b) Lenders holding Extended Term Loans of each applicable class, and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) each class of Extended Term Loans.

“Closing Date” means the date on which the Term Loans are made, which occurred on August 18, 2014.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Intercreditor Agreement, together with its permitted successors and assigns.

“Collateral Documents” means the Intercreditor Agreement, Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Administrative Agent and the Requisite Lenders that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Commitments as of the Closing Date is $70,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Comparative Year Consolidated EBITDA” as defined in Section 6.4(h).

“Competitor” means any Person (other than the Agents and their respective Affiliates and any person that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business) that is specifically identified in writing and deemed by Borrower, in good faith, to be a direct or indirect competitor of Borrower or any of its Subsidiaries and designated by Borrower as such from time to time in a certificate (which shall set forth in reasonable detail the basis of each applicable designation) duly executed by an Authorized Officer of Borrower.  Any supplement to such list of Competitors shall become effective two Business Days after posting by Administrative Agent on the Platform.  In no event shall a supplement apply (x) to Affiliates of Competitors not specifically designated or (y) retroactively to disqualify any Lender as of the date of such supplement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” has the meaning assigned to such term in the Refinancing Support Agreement.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.14(a) or (ii) which constitute a Permitted Acquisition permitted under Section 6.8.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents and current deferred tax assets.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt, outstanding loans under the Revolving Credit Agreement and current deferred tax liabilities.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization, including amortization of goodwill and other intangible assets, for such period, (iv) cash contributions to the ESOP during such period in respect of the repurchase liability of Borrower under the ESOP Plan Documents, (v) any non-cash charges or expenses (other than the write-down of current assets) for such period, including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Warrants and the exercise price of such Warrants, (B) non-cash expenses with respect to stock appreciation rights, phantom stock plans, the Warrants and accretion of the Warrants and (C) non-cash contributions to the ESOP, (vi) any extraordinary losses for such period, (vii) any non-recurring charges and adjustments for such period treated as such by the independent third-party valuation firm that prepares valuation reports in connection with the ESOP and (viii) that portion of employee compensation that was both recorded by Borrower as compensation expense for such period and that was directed by an employee of Borrower to be used by the ESOT to purchase Equity Interests of Borrower; provided that the aggregate amount added back under this clause (a)(viii) in any period of four consecutive fiscal quarters shall not exceed an amount equal to 10% of the Consolidated EBITDA (without giving effect to this clause (a)(viii)) for the period of four consecutive fiscal quarters immediately preceding such period and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges (not including expenses in connection with the Tender/Exchange Offer and the related transactions) and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period, (ii) to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains and all non-cash items of income for such period, and (iii) all cash payments made during such period to repurchase Equity Interests in respect of which cash compensation expense was added back to Consolidated Net Income pursuant to clause (a)(viii) above in a previous period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) the aggregate amount of all principal payments in respect of Indebtedness (excluding (X) voluntary prepayments and mandatory prepayments of the First Lien Loans and the Loans under this Agreement and repurchases of First Lien Loans pursuant to Section 10.6(i) of the First Lien Credit Agreement and Loans pursuant to Section 10.6(i) and (Y) repayments of loans under the Revolving Credit Agreement except to the extent the commitments under the Revolving Credit Agreement are permanently reduced in connection with such repayments) and voluntary prepayments and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) the aggregate amount of all premium, make-whole or penalty payments paid in Cash in connection with any prepayment or satisfaction and discharge of any Indebtedness, (3) Consolidated Capital Expenditures and (4) payments of long-term liabilities of Borrower and its Subsidiaries other than Indebtedness, plus (b) other non-Cash gains or other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (c) consolidated interest expense paid in cash to the extent it exceeds the amount of consolidated interest expense deducted in determining Consolidated Net Income for such period, plus (d) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, plus (e) cash payments during such period (or committed to be made during the current Fiscal Year under a binding agreement entered into during such period, provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Investments during the current Fiscal Year is less than the amount committed to be made, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such Fiscal Year) in connection with Investments permitted to be made hereunder to the extent funded (or to be funded) with internally generated cash flow, plus (f) earn-outs, holdbacks, working capital adjustments, indemnification payments or similar items paid in cash during such period (or committed to be made during the current Fiscal Year under a binding agreement entered into during such period provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such earn-outs, holdbacks, working capital adjustments, indemnification payments or similar items during the current Fiscal Year is less than the amount committed to be made, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such Fiscal Year) in connection with any permitted Investment to the extent funded (or to be funded) with internally generated cash flow, plus (g) Cash contributions or payments made to the ESOP as required by the ESOP Plan Documents during such period, plus (h) any other items that were added to or not deducted from net income (determined on a consolidated basis on the basis of GAAP) in calculating Consolidated Net Income to the extent either (1) such items represented a cash payment or (2) such items did not represent cash received.

“Consolidated Net Income” means, for any period, the net income or loss of Borrower and the Subsidiaries for such period taken as a single accounting period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (b) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary or the date that such Person’s assets are acquired by Borrower or any Subsidiary, (d) any gains or losses attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales and (e) any income or loss attributable to the early extinguishment of Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Borrower and its Subsidiaries over Consolidated Current Liabilities of Borrower and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated

Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period (and the effect of the application of any purchase accounting); provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Investment Affiliate” means, as applied to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under common control with, that Person and (b) that is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Controlled Group” shall mean the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Borrower, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with Borrower, and (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as Borrower, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan, including the making of additional Term Loans pursuant to Section 2.2.

“Credit Party” means Borrower and each Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Current Extension Loans” as defined in Section 2.23(c).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Lenders” means each of ASOF and Phoenix.

“Determination Date” means February 16 and August 16 of each year, commencing on February 16, 2015.

“Disregarded Domestic Subsidiary” as defined in the definition of “Excluded Subsidiary.”

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Commitments); provided that if any such Equity Interest is issued to any employee or to any plan for the benefit of employees of Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, obligations set forth in the ESOP Plan Documents or as a result of such employee’s termination, death or disability.

“Disqualified FOCI Lender” as defined in Section 2.22.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn Out Indebtedness” as defined in Section 6.1(d).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Competitor, Credit Party, Affiliate of a Credit Party (other than ASOF, Phoenix and their respective Control Investment Affiliates) or the ESOP shall be an Eligible Assignee (except assignments to Borrower pursuant to Section 10.6(i)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, written demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health and safety, natural resources or the environment.

“Environmental Laws” means all foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other legally binding requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; (iii) occupational safety and health or industrial hygiene; or (iv) the protection of the environment and human health and safety, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (viii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (x) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA or a violation of Section 436 of the Internal Revenue Code; (xiv) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates or (xv) any other event or condition with respect to an Employee Benefit Plan or a Multiemployer Plan that could reasonably be expected to result in material liability to Borrower or any of its Subsidiaries.

“ESOP” means the employee benefit plan entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan” adopted and maintained by Borrower, as in effect on the date hereof or as amended, restated or otherwise modified in accordance with the terms of this Agreement.

“ESOP Fiduciary” means the named fiduciary of the ESOP under ERISA. As of the Closing Date, the ESOP Fiduciary is the ESOP Committee of Borrower.

“ESOP Plan Documents” means collectively, the documents listed on Schedule 1.1, each as may be amended, supplemented or modified from time to time as permitted by Section 6.14.

“ESOT” means the trust entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust” established under the ESOP and adopted and maintained by Borrower pursuant to the applicable ESOP Plan Documents.

“ESOT Trustee” means the trustee of the ESOT.  As of the Closing Date, the ESOT Trustee is State Street Bank and Trust Company.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiaries” means (a) any direct or indirect Domestic Subsidiary so long as such Domestic Subsidiary is a disregarded entity for federal income tax purposes and has no material assets other than Equity Interests of one or more Foreign Subsidiaries (each such Person, a “Disregarded Domestic Subsidiary”) and (b) any Domestic Subsidiary so long as such Subsidiary is a direct or indirect Subsidiary of a Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.22) after the Closing Date or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to such Recipient’s failure to comply with Section 2.20(c), and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Class” as defined in Section 2.23(a).

“Existing Indebtedness” means (i) the Indebtedness under the Existing Revolving Loan Agreement and the related loan documents and (ii) the Existing Secured Notes.

“Existing Revolving Loan Agreement” means the Second Amended and Restated Credit Agreement dated as of May 2, 2014 among Borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

“Existing Secured Notes” means the 12% Senior Secured Notes due 2014 of Borrower issued pursuant to that certain Indenture, dated as of March 22, 2010, among Borrower, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

“Existing Term Loans” as defined in Section 2.23(c).

“Existing Unsecured Notes” means the 10 ¼% Senior Notes due 2015 of Borrower issued pursuant to that certain Indenture, dated as of February 8, 2007, among Borrower, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein.

“Existing Warrant Agreement” means that certain warrant agreement dated as of March 22, 2010 between Borrower and Wilmington Trust Company, as warrant agent, with respect to warrants to purchase in the aggregate 602,614 shares of Borrower’s common stock issued in connection with the issuance of the Existing Secured Notes.

“Existing Warrants” means the warrants issued pursuant to the Existing Warrant Agreement.

“Extended Maturity Date” as defined in Section 2.23(a).

“Extended Term Loans” as defined in Section 2.23(c).

“Extension” as defined in Section 2.23(a).

“Extension Amendment” as defined in Section 2.23(f).

“Extension Offer” as defined in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Lien Credit Agreement” means the First Lien Credit and Guaranty Agreement dated as of the date hereof among Borrower, Guarantors, the lenders from time to time party thereto and Goldman Sachs Lending Partners LLC, as administrative agent.

“First Lien Financial Covenant Default” means an Event of Default under and as defined in the First Lien Credit Agreement that occurred under Section 6.7(d) of the First Lien Credit Agreement.

“First Lien Loan Documents” means the “Credit Documents” under and as defined in the First Lien Credit Agreement.

“First Lien Term Loans” means the “Term Loans” as defined in the First Lien Credit Agreement. “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on September 30 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Ownership Control or Influence (FOCI)” has the meaning given such phrase under Section 2-300.a of the NISPOM.

“Foreign Subsidiary” means any Subsidiary that is (i) treated as a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code or (ii) a Subsidiary of any entity described in clause (i).

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“Funds Flow” as defined in Section 3.1(q).

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Government” means the United States government or any agency, department or instrumentality thereof.

“Government Contracts” means a Government Prime Contract or a Government Subcontract.

“Government Prime Contract” means any written agreement, commitment, contract, instrument or other binding arrangement between Borrower or any of its Subsidiaries and the Government where Borrower or such Subsidiary is the prime contractor.

“Government Subcontract” means any written agreement, commitment, contract, instrument or other binding arrangement between Borrower or any of its Subsidiaries and any Person that is the prime contractor under a related contract with the Government where Borrower or such Subsidiary is a subcontractor of such prime contractor.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Domestic Subsidiary of Borrower other than Excluded Subsidiaries; provided that the Specified Subsidiaries shall not be required to become Guarantors on the Closing Date but instead shall become Guarantors by the date specified on Schedule 5.20.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Borrower and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and, in the case of clause (ii), subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

“Increase Amendments” as defined in Section 2.2(f).

“Increase Effective Date” as defined in Section 2.2(d).

“Increased-Cost Lenders” as defined in Section 2.22.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA and excluding trade payables or other accounts payable incurred in the ordinary course of business and repayable in accordance with customary trade practices), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person under conditional sale or title retention agreements relating to property acquired by such Person and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from any past or present activity, operation or land ownership of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K (or any other form approved by Administrative Agent) evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the parties thereto, substantially in the form of Exhibit L.

“Interest Payment Date” means (a) the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date through the last Business Day of June 2019 and (b) the Maturity Date, with all interest accruing between the last Business Day of June 2019 and the Maturity Date being paid on the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of Borrower or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor) and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit J or as otherwise approved by Administrative Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan.

“LTIP Amount” as defined in Section 6.4(h).

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, liabilities or financial condition of Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means each Government Contract that has produced revenue for Borrower and its Subsidiaries in excess of $11,000,000 in the applicable Fiscal Year.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $5,000,000.

“Maturity Date” means, except to the extent extended pursuant to Section 2.23 with respect to an Extended Term Loan or extended in connection with and with respect to a Replacement Term Loan, the earlier of (a) the date that is 5.5 years after the Closing Date and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Minimum Extension Condition” as defined in Section 2.23(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage in a form approved by Administrative Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.  Any management discussion and analysis from Borrower’s periodic report filed with the SEC with respect to such period shall constitute a Narrative Report.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve (not to exceed, with respect to any Asset Sale, 10% of the amount of Cash payments described in the preceding clause (i) with respect to such Asset Sale) for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, and (d) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, brokerage fees, consultant fees and other customary fees and expenses actually incurred in connection therewith.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including taxes paid or payable as a result thereof.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi)

of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“New Warrant Agreement” means the Warrant Agreement dated as of the date hereof between Borrower and Wilmington Trust Company, as warrant agent.

“New Warrants” means, collectively, the warrants issued pursuant to the New Warrant Agreement.

“NISPOM” means the National Industrial Security Program Operating Manual.

“Non-Consenting Lender” as defined in Section 2.22.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Subsidiaries or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Borrower, its Subsidiaries or their Securities.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a promissory note substantially in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, under any Credit Document whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” as defined in Section 3.1(r).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly, by Borrower or any of its wholly-owned Subsidiaries that are Guarantors, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of (except as provided below in respect of directors’ qualifying shares), or a business line or unit or a division of, any Person; provided,

(i)                                     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)                                  all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)                               in the case of the acquisition of Equity Interests, (x) all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by Borrower or a Guarantor, (y) such Person or such Subsidiary shall become a Guarantor and (z) Borrower shall have taken, or caused to be taken, as of the date such Person becomes a

Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)                              Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis (as determined in accordance with Section 6.7(f)) after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements pursuant to Section 5.1(b) or (c) have been delivered;

(v)                                 Borrower shall have delivered to Administrative Agent (A) at least five Business Days prior to such proposed acquisition (or such shorter period as may be agreed by Administrative Agent), (i) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the 12 month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and

(vi)                              any Person or assets or division as acquired in accordance herewith (x) in the case of assets or a division, shall be located in the United States of America, and in the case of a Person, shall be organized under the laws of the United States of America, any State thereof or the District of Columbia and substantially all of the operations of such Person shall be conducted in the United States of America, (y) shall be in same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses and (z) shall have generated positive cash flow for the four quarter period most recently ended prior to the date of such acquisition.

“Permitted Liens” means all of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized interest) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and plus an amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) the refinancing Indebtedness and any guarantee in support thereof is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness and the guarantees in support thereof being refinanced or, solely in the case of refinancing Indebtedness in respect of Indebtedness under this Agreement or Indebtedness under the Third Lien Note Documents, the Lien priority of such refinancing Indebtedness and any guarantees in support thereof need only be subordinated to the same degree or to a greater degree than the Liens securing the Indebtedness under this Agreement pursuant to the Intercreditor Agreement; (f) no material terms (other than interest rate, fees, premiums, funding discounts, optional prepayment provisions or, in the case of subordination provisions, as permitted by clause (e) above) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies and acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced; provided that the Indebtedness under the Revolving Loan Documents may be refinanced as a term loan; (g) in the case of a refinancing of the Indebtedness under the First Lien Loan Documents, (x) such refinancing Indebtedness is pari passu, both in right of payment and with respect to Lien priorities, with any unrefinanced portion of the Indebtedness being refinanced that remains outstanding after such refinancing (together with any future refinancings thereof, the “Unrefinanced Indebtedness”) and (y) the holders of such refinancing Indebtedness and any Unrefinanced Indebtedness vote on all matters as a single class of debt holders, pro rata (as among all such holders), in accordance with the principal amounts of refinancing Indebtedness and Unrefinanced Indebtedness held by each of them; provided that in the case of any Permitted Refinancing of the Revolving Credit Agreement, the First Lien Credit Agreement or the Third Lien Note Indenture, the parties to such refinanced debt instrument shall agree to be bound by the terms of the Intercreditor Agreement.

“Permitted Repricing Amendment” as defined in Section 10.5(c).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phoenix” means JLP Credit Opportunity Master Fund Ltd.

“PIK” means payment-in-kind interest payable by the issuance of payment-in-kind notes or by increasing the principal amount of an obligation.

“Platform” as defined in Section 5.1(r).

“Pledge and Security Agreement” means the Second Lien Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Preferred Shares” means the shares of Series A Preferred Stock of Borrower issued to ASOF and JLP Credit Opportunity Fund LP. pursuant to the Preferred Shares Certificate of Designation.

“Preferred Shares Certificate of Designation” means the Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock of Borrower dated as of the date hereof.

“Prior Year” as defined in Section 6.4(h).

“Prior Year Consolidated EBITDA” as defined in Section 6.4(h).

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Share” of any Lender means the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Borrower, its Subsidiaries or their Securities.

“Qualified IPO” means an underwritten public offering of common stock of Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of net cash proceeds to Borrower and results in the listing of the common stock of Borrower on a national securities exchange or the NASDAQ National Market quotation system.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (a) Administrative Agent and (b) any Lender.

“Refinanced Term Loan” as defined in Section 10.5(c).

“Refinancing Support Agreement” means the Amended and Restated Refinancing Support Agreement dated as of May 2, 2014 among Borrower, ASOF II

Investments, LLC and Phoenix Investment Adviser LLC, as amended by the amendment thereto dated as of July 22, 2014 among the parties thereto.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Exception” means any action that would, in the good faith determination of Borrower, be inconsistent with (i) any applicable law, rule or regulation (or any policy interpretation of any governmental or other regulatory authority relating thereto) that is applicable to Borrower, any of its Subsidiaries or any of their respective businesses or assets, including, without limitation, any law, rule or regulation relating to export controls and (ii) any agreement with any Governmental Authority to which Borrower or any of its Subsidiaries is a party (including any such agreement that limits sharing of any information) other than any such agreements entered into for purposes of avoiding compliance with any representation and warranty, covenant or other provision in this Agreement.

“Related Agreements” means, collectively, the Refinancing Support Agreement, the Revolving Loan Documents, the First Lien Loan Documents, the Third Lien Note Documents, the Warrant Agreements, the Shareholders’ Agreement, the Tender/Exchange Offer Documents and the Preferred Shares Certificate of Designation.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the environment.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.3.

“Remaining Unsecured Notes” means Borrower’s Existing Unsecured Notes, and the Indebtedness represented thereby, that remain outstanding after the consummation of the Tender/Exchange Offer.

“Remaining Unsecured Notes Documents” means the Remaining Unsecured Notes, the Remaining Unsecured Notes Indenture and all other documents executed and delivered with respect to the Remaining Unsecured Notes or the Remaining Unsecured Notes Indenture.

“Remaining Unsecured Notes Indenture” means the Indenture dated as of February 8, 2007 among Borrower, certain subsidiary guarantors and Wilmington Trust Company, as trustee.

“Replacement Lender” as defined in Section 2.22.

“Replacement Term Loan” as defined in Section 10.5(c).

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower other than the ESOP) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent thereof other than the ESOP) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower other than the ESOP) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, any Indebtedness incurred under Section 6.1(p), any Indebtedness incurred under Section 6.1(q) or any Earn-Out Indebtedness.

“Revolving Credit Agreement” means the Credit Agreement dated as of the date hereof among Borrower, Guarantors, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

“Revolving Loan Documents” means the “Loan Documents” under and as defined in the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

“SEC” means the United States Securities and Exchange Commission and any successor agency.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien ranks first in priority to all other Liens, other than Liens permitted under clauses (b), (c), (d), (i), (l), (m), (n), (p), (q), (r) and (t) of Section 6.2.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Shareholders’ Agreement” means the Stockholders’ Agreement of Borrower dated as of the date hereof.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit F-2.

“Solvent” means, with respect to Borrower and its Subsidiaries taken as a whole, that as of the date of determination, both (i) (a) the sum of Borrower’s and its Subsidiaries’ consolidated debt (including contingent liabilities) does not exceed the present fair saleable value of their consolidated assets; (b) Borrower’s and its Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or as proposed thereafter; and (c) Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, or reasonably believe that they, taken together, will incur, debts beyond their ability to pay such debts as they become due (whether at maturity, through refinancing or otherwise); and (ii) Borrower and its Subsidiaries, taken as a whole, are “solvent” or not “insolvent”, as applicable, within the meaning given those terms and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Special Diversification Payments” means payments (other than payments required by applicable law) pursuant to the ESOP Plan Documents in respect of employee elections to transfer up to 10% of the value of their ESOP accounts to investments other than Borrower’s common stock.

“Specified Cash Payment Event” means, as of any Determination Date, either (a) an Event of Default (as defined in the relevant agreement) then exists under this Agreement or the First Lien Credit Agreement or (b) Borrower has failed to show Consolidated EBITDA for the most recent four Fiscal Quarter period ended prior to such Determination Date of $54,000,000 or greater, as set forth in a Compliance Certificate to be delivered to the Administrative Agent prior to such Determination Date.

“Specified Contribution” as defined in Section 8.3.

“Specified Real Estate Matters” means (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each applicable Material Real Estate Asset, (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Requisite Lenders) in each state in which an applicable Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Requisite Lenders may reasonably request, in each case in form and substance reasonably satisfactory to the Requisite Lenders, (iii) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Requisite Lenders with respect to each applicable Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each applicable Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than 30 days prior to the occurrence specified in Section 5.11 and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Requisite Lenders and (b) evidence satisfactory to the Requisite Lenders that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp Taxes (including mortgage recording and intangible Taxes) payable in connection with recording the Mortgages for each applicable Material Real Estate Asset in the appropriate real estate records, (iv) (a) a completed Flood Certificate with respect to each applicable Material Real Estate Asset, which Flood Certificate shall (I) be addressed to Collateral Agent and (II) otherwise comply with the Flood Program; and (b) if the Flood Certificate states that such applicable Material Real Estate Asset is located in a Flood Zone, Borrower has provided to the Requisite Lenders and Administrative Agent evidence satisfactory to the Requisite Lenders in their reasonable discretion that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and (v) ALTA surveys of each applicable Material Real Estate Asset, in a form sufficient for the title company to issue a survey endorsement to the Title Policy or otherwise provide such affirmative title insurance coverage as reasonably acceptable to the Requisite Lenders and Administrative Agent.

“Specified Subsidiaries” means Innovative Technology Solutions Corporation, Alion-MA&D Corporation, Alion Offshore Services, Inc. and Alion Asia Corporation.

“Subject Transaction” as defined in Section 6.7(f).

“Subordinated Indebtedness” means any debt permitted by Section 6.1 that is subordinated in right of payment to the Obligations.  For the avoidance of doubt, debt under the

Third Lien Note Documents and the Remaining Unsecured Notes shall not constitute Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless the context requires otherwise, each reference to a “Subsidiary” shall be deemed to be a reference to a Subsidiary of Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Goldman Sachs Lending Partners LLC in such capacity as syndication agent.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed by any Governmental Authority.

“Tender/Exchange Offer” has the meaning assigned to such term in the Refinancing Support Agreement.

“Tender/Exchange Offer Documents” has the meaning assigned to such term in the Refinancing Support Agreement.

“Term Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1(a) or (b).  To the extent applicable, the term “Term Loan” shall also include any Extended Term Loan and any Replacement Term Loan.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Terminated Lender” as defined in Section 2.22.

“Test Date” as defined in Section 6.4(h).

“Third Lien Note Documents” means the Third Lien Note Indenture and any other document executed and delivered in connection with the Third Lien Notes.

“Third Lien Note Indenture” means the Indenture dated as of the date hereof among Borrower, certain subsidiaries of Borrower and Wilmington Trust, National Association, as the trustee and collateral agent thereunder.

“Third Lien Notes” means Borrower’s third-lien senior secured notes due 2020 issued pursuant to the Third Lien Note Indenture.

“Title Policy” as defined in the definition of “Specified Real Estate Matters.”

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and, in the case of Borrower, the making of the borrowing hereunder, (b) the execution, delivery and performance by the Credit Parties of the Revolving Loan Documents to which they are a party and, in the case of Borrower, the making of the initial borrowings thereunder, (c) the execution, delivery and performance by the Credit Parties of the First Lien Loan Documents to which they are a party and, in the case of Borrower, the making of the borrowings thereunder, (d) the execution, delivery and performance by the Credit Parties of the Third Lien Note Documents to which they are a party and, in the case of Borrower, the issuance of the Third Lien Notes thereunder, (e) the execution, delivery and performance by the Credit Parties of the other Related Agreements to which they are a party and the issuance of the Preferred Shares and the New Warrants, (f) the consummation of the Tender/Exchange Offer, (g) the obtaining of the Consents, (h) the repayment of all amounts due or outstanding under, and the termination of the Existing Revolving Loan Agreement and the Existing Secured Notes and (i) the payment of the Transaction Costs.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.20(c).

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit E-1, E-2, E-3 or E-4, as applicable.

“Warrant Agreements” means the Existing Warrant Agreement and the New Warrant Agreement.

“Warrants” means the Existing Warrants and the New Warrants.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“wholly owned” means, with respect to a subsidiary of any person, that the securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests of such subsidiary are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

1.2.   Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  In the event that any Accounting Change (as defined below) results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of certified Public Accountants or, if applicable, the U.S. Securities and Exchange Commission (or successors thereto or agencies with similar functions).  After the Closing Date, for the purposes of the definition of “Capital Lease”, operating leases that are required to be reclassified as capital leases as a result of any change in GAAP shall remain classified as operating leases and shall not be included within the definition of “Capital Lease”.

1.3.   Interpretation, Etc.(a)  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, of this Agreement unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Unless the context requires otherwise (a) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other document), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  This Agreement and the other Credit Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it.  Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Credit Documents.

(b)   All references to the principal amount of the Loans or the Commitments hereunder shall be deemed to include all accrued interest that has been capitalized pursuant to Section 2.8.

SECTION 2.   LOANS

2.1.   Term Loans.

(a)   Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to such Lender’s Commitment.  Borrower may make only one borrowing under the Commitments, which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date applicable to such Term Loans.  Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

(b)   Funding of Term Loan Increases.  Subject to the terms and conditions hereof, each Lender that has agreed to provide an increase in the Term Loans pursuant to Section 2.2 severally agrees to make, on the Increase Effective Date, a Term Loan to Borrower in an amount equal to such Lender’s portion of such increase.  Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed.

(c)   Borrowing Mechanics for Term Loans.

(i)   Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than the Closing Date.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)   Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. on the Closing Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2.   Increases in Term Loans(a)

(a)   Request for Increase.  At any time (i) after the last day of any Fiscal Quarter in which a First Lien Financial Covenant Default shall have occurred and (ii) prior to the day that is 10 days after the day on which financial statements are required to be delivered for such Fiscal Quarter, Borrower may request an increase in the Term Loans by providing written notice to Administrative Agent; provided that no such request shall provide for an increase in the Term Loans by an amount greater than the amount of any Specified Contribution (as defined in the First Lien Credit Agreement) permitted under Section 8.3 of the First Lien Credit Agreement.  At the time of sending such notice, Borrower shall specify the time period within which the Lenders are requested to respond (which shall in no event be less than 5 days from the date of delivery of such notice to the Lenders), the nature of the First Lien Financial Covenant Default and the amount of Specified Contribution (as defined in the First Lien Credit Agreement) required to cure such First Lien Financial Covenant Default.

(b)   Lender Elections to Provide Increase in Term Loans.  Each Lender shall notify Administrative Agent within such time period whether or not it agrees to participate in providing the requested increase in the Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s Pro Rata Share) of such requested increase in the Term Loans.  Any Lender not responding within such time period shall be deemed to have declined to participate in providing the requested increase in the Term Loans.

(c)   Notification by Administrative Agent; Additional Lenders.  Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of requested increase in the Term Loans, and subject to the approval of the Requisite Lenders in their reasonable discretion, Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Requisite Lenders.

(d)   Effective Date and Allocations.  If an increase in the Term Loans is provided in accordance with this Section, the Requisite Lenders shall determine the effective date, which shall be no later than the tenth day after the financial statements are required to be delivered with respect to the relevant Fiscal Quarter pursuant to Section 5.1(b), (the “Increase Effective Date”) and the final allocation of the increase in the Term Loans to each participating Lender.  Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase in the Term Loans and the Increase Effective Date.  Interest on any increase in Term Loans shall begin to accrue on the Increase Effective Date.

(e)   Increase Amendments.  The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, “Increase Amendments”) to this Agreement and the other Credit Documents as may be necessary or appropriate in order to document any increase in the Term Loans pursuant to this Section.

(f)   Conflicting Provisions.  For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.17 and 10.5 will not apply to increases in Term Loans made pursuant to and in accordance with the provisions of this Section 2.2.

2.3.   [Reserved].

2.4.   [Reserved].

2.5.   Pro Rata Shares; Availability of Funds.

(a)   Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)   Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit

Date until the date such amount is paid to Administrative Agent, at the Base Rate.  Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6.   Use of Proceeds.  The proceeds of the Term Loans made on the Closing Date shall be applied by Borrower to repay a portion of the Existing Secured Notes and to pay Transaction Costs.

2.7.   Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)   Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)   Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

2.8.   Interest on Loans.

(a)   Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof at a rate of 14.25% per annum.

(b)   Interest payable pursuant to Section 2.8(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  If a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c)   Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.  All interest shall be payable in cash; provided that on each Interest Payment Date, Borrower shall have the right to capitalize all interest due on such date and add it to the principal of the Loans, whereupon such capitalized interest shall become part of the principal of the Loans for all purposes hereunder.  Unless the Administrative Agent receives notice from Borrower two Business Days prior to any Interest Payment Date that Borrower intends to pay interest in cash, Borrower shall be presumed to have elected to capitalize all interest then due.  Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to elect to pay cash interest pursuant to this Section 2.8 and Section 2.10 to the extent such payment is not permitted under Section 6.4 of the First Lien Credit Agreement and the Intercreditor Agreement.

(d)   Borrower intends that the Interest Payment Dates be sufficient to result in each Loan being treated as not having “significant original issue discount” within the meaning of Section 163(i)(2) of the Internal Revenue Code, and this Agreement shall be interpreted in a manner consistent with such intent.  Borrower will elect an accrual period ending on the Maturity Date with respect to the last accrual period beginning prior to the fifth anniversary of the Closing Date.

2.9.   [Reserved].

2.10.   Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (c) (with respect to a breach of Section 6 only), (f) or (g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder), which default interest shall not be payable in cash unless permitted under Section 6.4 of the First Lien Credit Agreement and the Intercreditor Agreement.  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11.   Fees.

(a)   Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee in an amount equal to 5.50% of the stated principal amount of such Lender’s Term Loan.  Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b)   In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12.   Scheduled Payments.   The Loans, together with all other accrued and unpaid amounts owed hereunder, shall be paid in full on the Maturity Date.

2.13.   Voluntary Prepayments.

(a)   Voluntary Prepayments.

(i)   Any time on or after the date that is 18 months after the Closing Date, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)   All such prepayments shall be made upon not less than one Business Day’s prior written or telephonic notice given to Administrative Agent by 12:00 p.m. on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such notice may state that the effectiveness of such prepayment is conditioned upon the consummation of a refinancing, sale or change of control transaction, in which case such prepayment shall only become due and payable upon the consummation of such transaction.  Any such voluntary prepayment shall be applied as specified in Section 2.16(c).

(b)   [Reserved]

(c)   Term Loan Call Protection.  In the event that all or any portion of the Term Loans is (i) repaid or prepaid through voluntary prepayments pursuant to this Section 2.13 or otherwise (including after any acceleration of the Obligations pursuant to Section 8.1) or mandatory prepayments pursuant to Section 2.14(a) (in the case of any single or related series of Asset Sales resulting in the receipt of Net Asset Sale Proceeds by Borrower or any of its Subsidiaries equal to or in excess of $25,000,000) or Section 2.14(d), (ii) repriced or (iii) effectively refinanced through any waiver, consent, amendment, repayment, replacement or substitution (in each case with respect to this clause (iii), in connection with any waiver, consent or amendment of the Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield (assuming a four-year life to maturity) of the Term Loans or in connection with the incurrence of any debt financing having an effective interest cost or weighted average yield (assuming a four-year life to maturity) that is less than the effective interest cost or weighted average yield (assuming a four-year life to maturity) of the Term Loans (or portion thereof) so repaid, replaced or substituted) (each of the foregoing transactions described in clauses (i), (ii) or (iii), a “Call Protection Transaction”)), in each case on or prior to the date that is 4.5 years after the Closing Date, such Call Protection Transaction will be made at (x) 110.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Call Protection Transaction occurs after the date that is 1.5 years after the Closing Date but on or prior to the date that is 2.5 years after the Closing Date, (y) 105.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Call Protection Transaction occurs after the date that is 2.5 years after the Closing Date but on or prior to the date that is 3.5 years after the Closing Date or (z) 102.5% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Call Protection Transaction occurs after the date that is 3.5 years after the Closing Date but on or prior to the date that is 4.5 years after the Closing Date.  If all or any portion of the Term Loans held by any Lender (other than a Disqualified FOCI Lender) is repaid, prepaid, repriced or effectively refinanced pursuant to a “yank-a-bank” or similar provision in the Credit Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment (or otherwise in connection with a Call Protection Transaction), such repayment, prepayment, repricing or effective refinancing will be made at (x) 110.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Call Protection Transaction occurs after the date that is 1.5 years after the Closing Date but on or prior to the date that is 2.5 years after the Closing Date, (y) 105.0% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Call Protection Transaction occurs after the date that is 2.5 years after the Closing Date but on or prior to the date that is 3.5 years after the Closing Date or (z) 102.5% of the principal amount so repaid, prepaid, repriced or effectively refinanced if such Call Protection Transaction occurs after the date that is 3.5 years after the Closing Date but on or prior to the date that is 4.5 years after the Closing Date.  Any prepayment premium payable pursuant to this clause (c) will be referred to herein as “Call Protection.”

(d)   Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to prepay any Loans pursuant to this Section 2.13 to the extent such prepayment is not permitted under Section 6.4 of the First Lien Credit Agreement and the Intercreditor Agreement.

2.14.   Mandatory Prepayments.

(a)   Asset Sales.  No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.16(c) in an aggregate amount equal to such Net Asset Sale Proceeds (excluding Net Asset Sale Proceeds received (i) from sales or other dispositions of worn-out, damaged or obsolete property or assets and (ii) during any Fiscal Year to the extent, when taken together with the Net Insurance/Condemnation Proceeds received in such Fiscal Year, not exceeding $1,000,000 in the aggregate in such Fiscal Year); provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within 180 days of receipt thereof (or 365 days if Borrower or any of its Subsidiaries enters into a legally binding commitment to invest such Net Asset Sale Proceeds within 180 days of receipt thereof) in long-term productive assets of the general type used in the business of Borrower and its Subsidiaries.  In the event that such Net Asset Sale Proceeds are not reinvested by Borrower prior to the earlier of (i) the last day of such 180 day or 365 day period, as the case may be, and (ii) the date of the occurrence of an Event of Default, Borrower shall prepay the Term Loans in an amount equal to such Net Asset Sale Proceeds as set forth in Section 2.16(c).

(b)   Insurance/Condemnation Proceeds.  No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $1,000,000 in the aggregate for any Fiscal Year, Borrower shall prepay the Term Loans as set forth in Section 2.16(c) in an aggregate amount equal to such excess Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within 180 of receipt thereof (or 365 days if Borrower or any of its Subsidiaries enters into a legally binding commitment to invest such Net Insurance/Condemnation Proceeds within 180 days of receipt thereof) in long term productive assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.  In the event that such Net Insurance/Condemnation Proceeds are not reinvested by Borrower prior to the earlier of (i) the last day of such 180 day or 365 day period, as the case may be, and (ii) the date of the occurrence of an Event of Default, Borrower shall prepay the Term Loans in an amount equal to such Net Insurance/Condemnation Proceeds as set forth in Section 2.16(c).

(c)   [Reserved].

(d)   Issuance of Debt.  On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Term Loans as set forth in Section 2.16(c) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)   Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending September 30, 2015), Borrower shall, no later than five days after the due date for delivery of the annual audited financial statements for such Fiscal Year in accordance with Section 5.1(c), prepay the Term Loans as set forth in Section 2.16(c) in an aggregate amount equal to (i) 100% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans and the First Lien Term Loans, in each case made with Internally Generated Cash (excluding, for the avoidance of doubt, repurchases of Loans pursuant to Section 10.6(i) and repurchases of First Lien Term Loans pursuant to Section 10.6(i) of the First Lien Credit Agreement).

(f)   Satisfaction of First Lien Term Loans.  Notwithstanding anything in this Section 2.14 to the contrary, until all First Lien Term Loans shall have been paid in full in cash, no mandatory prepayments of Term Loans that would otherwise be required to be made under this Section 2.14 shall be required to be made.

(g)   Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.14(a) through 2.14(e), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.15.   [Reserved].

2.16.   General Provisions Regarding Payments.

(a)   All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. on the date due at the Principal Office (or at such other location as may be designated by Administrative Agent from time to time) of Administrative Agent for the account of Lenders or via wire transfer of immediately available funds to a bank account designated by Administrative Agent from time to time; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)   All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)   Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)   [Reserved]

(e)   Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)   Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)   Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt written notice (which may be electronic mail) to Borrower and each applicable Lender if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h)   If an Event of Default shall have occurred and be continuing, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Administrative Agent (including from Collateral Agent pursuant to the Intercreditor Agreement) in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2.

2.17.   Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including Section 10.6(i)) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18.   [Reserved].

2.19.   Increased Costs; Capital Adequacy.

(a)   Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects any Recipient (or its applicable lending office) to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)   Capital Adequacy Adjustment.  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  For the avoidance of doubt, subsections (a) and (b) of this Section 2.19 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

2.20.   Taxes; Withholding, Etc.

(a)   Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)   Withholding of Taxes.  If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any Tax from any sum paid or payable to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c)   Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of the U.S. Tax Compliance Certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a U.S. Tax Compliance Certificate and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(d)   If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.20(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)   Without limiting the provisions of Section 2.20(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)   Borrower shall indemnify Administrative Agent and any Lender for the full amount of Indemnified Taxes (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within 30 days of such Credit Party’s receipt of such certificate.

(g)   If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.21.   Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Sections 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is entitled to receive payments under Sections 2.19 or 2.20, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; or (c) any Governmental Authority shall make a final determination that the continued involvement of any Lender in the Credit Documents, the Collateral or the Obligations of the Credit Parties in connection therewith shall constitute grounds for disqualification of any Credit Party from continued involvement in any project, provision of goods or provision of services pursuant to a Material Contract to which a Credit Party is then a party on account of the Foreign Ownership, Control or Influence (FOCI) under NISPOM which results in suspension or revocation of the facility and personnel clearances required for such Material Contract (a “Disqualified FOCI Lender”); then, with respect to each such Increased-Cost Lender, Non-Consenting Lender or Disqualified FOCI Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from a Terminated Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Sections 2.19 or 2.20 and, to the extent applicable, Section 2.13(c) (provided, for the avoidance of doubt, that no amounts pursuant to Section 2.13(c) shall be payable to any Disqualified FOCI Lender), or otherwise, as if it were a repayment, prepayment, repricing or effective refinancing and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.23.   Extensions of Loans.

(a)   Borrower may from time to time, pursuant to the provisions of this Section 2.23, agree with one or more Lenders holding Loans of any Class (“Existing Class”) to extend the maturity date and to provide for other terms consistent with this Section 2.23 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.23, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender.  In connection with each Extension, Borrower will provide notification to Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses.  In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof in a form reasonably satisfactory to Administrative Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.  In connection with any Extension, Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.23.

(b)   After giving effect to any Extension, the Term Loans so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than four different Classes of Loans.

(c)   The consummation and effectiveness of each Extension shall be subject to the following:

(i)   no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii)   the Term Loans of any Lender extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to the related Extension Amendment (“Existing Term Loans”); except (A) the final maturity date of any Extended Term Loans of a Class to be extended pursuant to an Extension shall be later than the Maturity Date of the Class of Existing Term Loans subject to the related Extension Amendment, and the weighted average life to maturity of any Extended Term Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of the Class of Existing Term Loans subject to the related Extension Amendment; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Term Loans; (C) no repayment of any Extended Term Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (D) the Extended Term Loans may contain a “most favored nation” provision for the benefit of Lenders holding Extended Term Loans; and (E) the other terms and conditions applicable to Extended Term Loans may be terms different than those with respect to the Existing Term Loans so long as such terms and conditions only apply after the Latest Maturity Date; provided, further, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided, however, no Extension Amendment may provide for any Class of Extended Term Loans to be secured by any Collateral or other assets of any Credit Party that does not also secure the Existing Term Loans;

(iii)   all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

(iv)   a minimum amount in respect of such Extension (to be determined in Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent) shall be satisfied; and

(v)   no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.2 shall be satisfied (with all references in such Section to a Credit Date being deemed to be references to the Extension on the applicable date of such Extension), and Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of Borrower.

(d)   For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 and Section 10.5 will not apply to Extensions of Term Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.23, including to any payment of interest or fees in respect of any Extended Term Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e)   No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.22; provided, however, that if so requested by Borrower in an Extension Offer, Requisite Lenders may approve an amendment to have such Lenders be deemed Non-Consenting Lenders and subject to the terms and conditions of Section 2.22.

(f)   The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other

Credit Documents as may be necessary or appropriate in order to establish new Classes of Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.23.  Notwithstanding the foregoing, Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Requisite Lenders with respect to any matter contemplated by this Section 2.23 and, if Administrative Agent seeks such advice or concurrence, Administrative Agent shall be permitted to enter into such amendments with Borrower in accordance with any instructions received from such Requisite Lenders and shall also be entitled to refrain from entering into such amendments with Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with Borrower by Administrative Agent hereunder shall be binding on the Lenders.  Without limiting the foregoing, in connection with any Extension, (i) the appropriate Credit Parties shall (at their expense) amend (and Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to Administrative Agent) and (ii) Borrower shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby and (ii) as to such other matters relating to such Extension Amendment as Administrative Agent may reasonably request.

(g)   Promptly following the consummation and effectiveness of any Extension, Borrower will furnish to Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each class of Loans and Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

(h)   Any Extension Amendment may address the federal income tax treatment of the Extended Term Loans, including whether the Extension causes Borrower to be subject to the AHYDO rules with respect to the Extended Term Loans.

SECTION 3.   CONDITIONS PRECEDENT

3.1.   Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)   Credit Documents.  Administrative Agent and the Lenders shall have received each Credit Document, originally executed and delivered by each applicable Credit Party.

(b)   Organizational Documents; Incumbency.  Administrative Agent and the Lenders shall have received, in respect of each Credit Party, (i) the Organizational Documents of such Credit Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto; (v) signature and incumbency certificates of one or more officers of Borrower who are authorized to execute Funding Notices delivered under this Agreement and (vi) such other documents as Administrative Agent and the Lenders may reasonably request.

(c)   Organizational and Capital Structure.  The organizational structure and capital structure of Borrower and its Subsidiaries, after giving effect to the consummation of the Transactions, shall be as set forth on Schedule 4.1.

(d)   Capitalization of Borrower.  On or before the Closing Date:

(i)   Borrower shall have obtained at least $65,000,000 in commitments under the Revolving Credit Agreement;

(ii)   Borrower shall have received gross cash proceeds of at least $285,000,000 from borrowings under the First Lien Credit Agreement; and

(iii)   Borrower shall have issued at least $210,986,000 of the Third Lien Notes in connection with the consummation of the Tender/Exchange Offer.

(e)   Consummation of Transactions Contemplated by Related Agreements.

(i)   (1) All conditions (including the Minimum Condition described in the Refinancing Support Agreement) to the Transactions set forth in the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and the Lenders and (2) the Transactions shall have been consummated substantially simultaneously with the making of the Loans hereunder in accordance with the terms of the Related Agreements and applicable law.

(ii)   Administrative Agent and the Lenders shall each have received a fully executed copy of each material Related Agreement.  Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and the Lenders and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent and the Lenders to be material, in each case without the consent of Administrative Agent and the Lenders.  Borrower shall use its best efforts to deliver to Administrative Agent and the Lenders a fully executed copy of each Related Agreement and any documents executed in connection therewith as soon as practicable after the Closing Date.

(f)   Existing Indebtedness.  On the Closing Date, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness and all Existing Unsecured Notes (other than the Remaining Unsecured Notes), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent and the Lenders all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder, and (iv) made arrangements satisfactory to Administrative Agent and the Lenders with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of backstop letters of credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

(g)   Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and the Lenders.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending.

(h)   [Reserved.]

(i)   Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected Second Priority security interest in the personal property Collateral, each Credit Party shall have delivered to the Lenders, Administrative Agent and Collateral Agent:

(i)   evidence satisfactory to Administrative Agent and the Lenders of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)   a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii)   fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2 to the Pledge and Security Agreement;

(iv)   opinions of counsel with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Administrative Agent and the Lenders may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent and the Lenders; and

(v)   evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (i) using commercially reasonable efforts to have a Landlord Personal Property Collateral Access Agreement executed by the landlord of Borrower’s headquarters property located at 1750 Tysons Boulevard, Tysons Corner, Virginia 22102 and by the applicable Credit Party and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Administrative Agent and the Lenders.

(j)   Financial Statements; Projections.  The Lenders and Administrative Agent shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets and income statements of Borrower and its Subsidiaries, and reflecting the consummation of the Transactions, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and the Lenders, and (iii) the Projections.

(k)   Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence satisfactory to Administrative Agent and the Lenders that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(l)   Opinions of Counsel to Credit Parties.  Administrative Agent and Lenders shall have received originally executed copies of the favorable written opinions of Holland & Knight LLP, counsel for Credit Parties, as to such matters as Administrative Agent and the Lenders may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent and the Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and the Lenders).

(m)   Fees.  Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.11(a) and (b) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date (including, without limitation, the reasonable and documented costs and expenses of the Designated Lenders).

(n)   Solvency Certificate.  On the Closing Date, Administrative Agent and the Lenders shall have received (i) a Solvency Certificate from the chief financial officer of Borrower in form, scope and substance satisfactory to Administrative Agent and the Lenders, and demonstrating that after giving effect to the consummation of the Transactions and any rights of contribution, Borrower and its Subsidiaries are and will be, on a consolidated basis, Solvent.

(o)   Closing Date Certificate.  Borrower shall have delivered to Administrative Agent and the Lenders an originally executed Closing Date Certificate, together with all attachments thereto.

(p)   No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and the Requisite Lenders, individually or in the aggregate, materially impairs the Transactions or that could have a Material Adverse Effect.

(q)   Funds Flow Memorandum and Letter of Direction.  Administrative Agent and the Lenders shall have received (i) a sources and uses statement (complete with wire instructions) or funds flow memorandum, in form and substance reasonably satisfactory to Administrative Agent and the Lenders (the “Funds Flow”) and (ii) a duly executed letter of direction from Borrower addressed to the Administrative Agent, on behalf of themselves and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date in accordance with the Funds Flow.

(r)   PATRIOT Act.  At least five days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”), to the extent requested at least 10 days prior to the Closing Date.

(s)   Flash Report.  The Lenders and Administrative Agent shall have received a flash report with respect to the Fiscal Quarter ending June 30, 2014 in form and substance reasonably satisfactory to the Lenders.

3.2.   Conditions to Each Credit Extension.

(a)   Conditions Precedent.  The obligation of each Lender to make any Loan or increase in the Term Loans on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)   Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii)   [Reserved];

(iii)   as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iv)   as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Administrative Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the reasonable satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b)   Funding Notices.  Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Funding Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the Funding Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Funding Notice, the written Funding Notice shall govern.  In the case of any Funding Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

4.1.   Organization; Requisite Power and Authority; Qualification.  Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into and perform its obligations under each of the Credit Documents to which it is a party, and (c) is qualified to do business and in good standing in every jurisdiction where qualification is required, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.   Equity Interests and Ownership.  The Equity Interests of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of each Subsidiary of Borrower as of the Closing Date after giving effect to the Transactions.  Other than the Warrants and the Preferred Shares, all of the Equity Interests of Borrower are owned directly by the ESOT.

4.3.   Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate or other company action on the part of each Credit Party that is a party thereto.

4.4.   No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties and any Liens created under any of the Revolving Loan Documents, First Lien Loan Documents or the Third Lien Note Documents in favor of Collateral Agent, for the benefit of the secured parties thereunder); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except as set forth on Schedule 4.4, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5.   Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date as may be required in connection with any sale of Equity Interests by laws affecting the offering and sale of securities generally and any other registration, consent, approval, notice or other action to the extent the failure of which to obtain or make, as applicable, could not reasonably be expected to result in a Material Adverse Effect.

4.6.   Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.   Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of Borrower and its consolidated Subsidiaries as at the respective dates thereof and their results of operations and cash flows and changes in stockholders equity, on a consolidated basis, for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and any of its Subsidiaries taken as a whole.

4.8.   Projections.  On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period of Fiscal Year 2014 through and including Fiscal Year 2019 (the “Projections”) represent Borrower’s good faith estimate, on the Closing Date, of the future performance of Borrower and its Subsidiaries for the periods covered thereby based upon assumptions believed by Borrower to be reasonable on the Closing Date (it being understood that (i) such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries, (ii) no assurances can be given that such Projections will be realized and (iii) although reflecting Borrower’s good faith estimates and assumptions which Borrower believed to be reasonable on the Closing Date, projections or forecasts are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.9.   No Material Adverse Effect.  Since September 30, 2013, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10.   No Restricted Junior Payments.  Since the Closing Date, neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11.   Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.   Payment of Taxes.  Except as otherwise permitted under Section 5.3, all material Tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes due and payable by Borrower and its Subsidiaries have been paid when due and payable.  There is no proposed material Tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13.   Properties.

(a)   Title.  Each of Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets necessary in the operation of their respective businesses, in each case except for (x) assets disposed of in the ordinary course of business or as otherwise permitted under Section 6.8 and (y) where the failure to have such title or interests could not reasonably be expected to result in a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)   Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14.   Environmental Matters.  Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental

Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, that could reasonably be expected to have a Material Adverse Effect.  Compliance with all current or, to Borrower’s knowledge, reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15.   No Defaults.  Neither Borrower nor any of its Subsidiaries is in continuing default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16.   Material Contracts.  No notice of suspension, debarment or termination for default has been received by Borrower or any Subsidiary and no cure notice has been received by Borrower or any Subsidiary, in each case in connection with any Material Contract or other contract pursuant to which Borrower or any Subsidiary is directly or indirectly acting as a subcontractor under or in connection with a Material Contract.  Each Material Contract existing on the Closing Date is listed on Schedule 4.16 (other than any Material Contract subject to a Regulatory Exception).

4.17.   Governmental Regulation.  Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.   Federal Reserve Regulations; Exchange Act.  (a) None of Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19.   Employee Matters.  Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the actual knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the actual knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20.   Employee Benefit Plans.  Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan complies in form and operation in all material respects with its terms and applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of Borrower, nothing has occurred subsequent to the issuance of such determination letter that would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is, to Borrower’s knowledge, reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or to the extent set forth on Schedule 4.20, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates have made all required contributions to each Pension Plan and no application for a funding waiver or the extension of any amortization period pursuant to Section 412 of the Internal Revenue Code or Section 302 of ERISA has been made with respect to any Pension Plan.  Neither Borrower, nor any of its Subsidiaries nor any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.  No Credit Party nor any ERISA Affiliate of any Credit Party participates in or has, or had within the past six years, any obligation or liability, whether absolute or contingent, with respect to any Multiemployer Plan.

4.21.   Certain Fees.  Except as reflected in the Funds Flow, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to Agents and Lenders.

4.22.   Solvency.  Borrower and its Subsidiaries are and, upon the incurrence of any Obligation by Borrower or any of its Subsidiaries on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

4.23.   Related Agreements.

(a)   Delivery.  Borrower has delivered to the Lenders and Administrative Agent complete and correct copies of (i) each material Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)   Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Transactions set forth in the Related Agreements have been duly satisfied or, with the consent of the Lenders and Administrative Agent, waived, and (ii) the Transactions shall have been consummated substantially simultaneously with the making of the Loans hereunder in accordance with the Related Agreements and all applicable laws.

4.24.   Compliance with Statutes, Etc.  Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25.   Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Notwithstanding the foregoing, the only representations and warranties made with respect to the Projections are set forth in Section 4.8.  There are no facts actually known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic or general industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.  To Borrower’s knowledge, neither the ESOP Fiduciary nor the ESOT Trustee has made any assertion with respect to the ESOP or the ESOT contrary to or inconsistent with the accuracy of any representation or warranty set forth herein that could reasonably be expected to result in a Material Adverse Effect.

4.26.   Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” (or other equivalent term) of the Credit Parties under any definitive documentation governing Subordinated Indebtedness of a Credit Party.

4.27.   PATRIOT Act; Foreign Corrupt Practices Act; OFAC.  To the extent applicable, Borrower and each of its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  Neither Borrower nor any Subsidiary (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.28.   Perfection of Security Interests in the Collateral.  The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected Second Priority security interests and Liens (subject to the limitations set forth in the Collateral Documents).

4.29.   ESOP.

(a)   As of the Closing Date and at all times thereafter, the ESOP has been in compliance in all material respects with applicable provisions of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder, and the ESOT has been duly organized and is a validly existing trust.  Except as set forth on Schedule 4.29(a), each of the ESOP Plan Documents is in full force and effect and no term or condition thereof has been amended, modified or waived from the terms and conditions contained in the ESOP Plan Documents delivered to Administrative Agent without the consent of the Requisite Lenders (which consent shall not be unreasonably withheld), except to the extent such amendment, modification or waiver could not reasonably be anticipated to have a Material Adverse Effect.  As of the Closing Date and at all times thereafter, the ESOT has performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the ESOT, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

(b)   As of the Closing Date and at all times thereafter, the execution, delivery and performance of each of the ESOP Plan Documents to which the ESOT is a party do not (i) conflict with the ESOP Plan Documents, (ii) conflict with any requirement of law, or (iii) other than with respect to ordinary course ESOP operations, require a registration with, consent or approval of, or notices to, or other action to, with or by any Governmental Authority.

(c)   As of the Closing Date and at all times thereafter, none of the assets of Borrower constitute, for any purpose of ERISA or Section 4975 of the Internal Revenue Code, assets of the ESOP or any other “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code.

(d)   As of the Closing Date and at all times thereafter, no non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code has occurred with respect to the ESOP, and no Loan hereunder constitutes or shall constitute or give rise to any such non-exempt prohibited transaction.

(e)   The ESOP is qualified under Section 401(a) of the Internal Revenue Code, and the ESOP includes two components, one of which is a stock bonus plan that constitutes an employee stock ownership plan as defined in Section 4975(e)(7) of the Internal Revenue Code, and the other is a profit sharing plan that includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code.

(f)   Borrower has provided Administrative Agent with a complete and true copy of each of the ESOP Plan Documents pursuant to which the ESOP and the ESOT are maintained by Borrower, or which concern Borrower’s obligations with respect to the ESOP and ESOT, as of the Closing Date and has not subsequently amended or in any other way modified or replaced such ESOP Plan Documents in any manner without the prior written consent of the Requisite Lenders, except for any amendment, modification or waiver that could not reasonably be anticipated to have a Material Adverse Effect (and Borrower shall use its best efforts to deliver a copy of any such amendment, modification or replacement to Administrative Agent prior to the execution thereof).

(g)   To Borrower’s knowledge, no Loan hereunder is (for any purpose of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) a direct or indirect loan or other transaction between Administrative Agent or any of the Lenders and the ESOT which, if it is assumed that Administrative Agent and the Lenders are “parties in interest” and “disqualified persons” (as defined in Section 3(14) of ERISA and Section 4975 of the Internal

Revenue Code, respectively), is a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

(h)   Neither Borrower nor any of its Subsidiaries is or shall be subject to the tax imposed by Section 4978 of the Internal Revenue Code with respect to any “disposition” by the ESOT of any shares of Equity Interests of Borrower.

(i)   To Borrower’s knowledge, there is no investigation or review by any Governmental Agency, or action, suit, proceeding or arbitration, pending or concluded, concerning any matter with respect to the ESOP or the ESOT relevant as to whether any representation set forth herein was, or has or will at any time become, inaccurate or breached or, if it were to be made at any time prior to the satisfaction of all Obligations, would be inaccurate when made (other than in respect of (i) periodic requests to the Internal Revenue Service to issue a favorable determination letter to the effect that the ESOP is and continues to be a qualified plan and an employee stock ownership plan, (ii) Annual Reports (IRS Form 5500 Series) for the ESOP and (iii) routine claims for ESOP benefits), and neither the ESOP Fiduciary nor the ESOT Trustee has made any assertion with respect to the ESOP or the ESOT contrary to or inconsistent with the accuracy of any such representation which assertion could reasonably be expected to have a Material Adverse Effect.

(j)   As of the Closing Date, the ESOP has not incurred any Indebtedness (including any guarantee of Indebtedness of any other Person), other than its obligations under the ESOP Plan Documents to the extent constituting Indebtedness, including the outstanding PTE 80-26 loans set forth on Schedule 4.29(j).

SECTION 5.   AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.   Financial Statements and Other Reports.  Borrower will deliver to Administrative Agent (and Administrative Agent will promptly deliver the same to the Lenders):

(a)   [Reserved].

(b)   Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter (subject to normal year-end audit adjustments and the absence of footnotes) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for corresponding periods of the previous Fiscal Year, commencing with the first Fiscal

Quarter for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)   Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accounting firm of recognized national standing selected by Borrower, and reasonably satisfactory to the Requisite Lenders and Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (except for qualifications solely with respect to the pending maturities of Borrower’s indebtedness, its recurring net losses and its excess of liabilities over its assets, in each case relating solely to the financial statements for the Fiscal Year ending immediately prior to the stated final maturity of the Term Loans), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States));

(d)   Compliance Certificate.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)   Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Requisite Lenders and Administrative Agent;

(f)   Notice of Default.  Promptly upon any Authorized Officer of Borrower obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material

Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action, if any, Borrower has taken, is taking and proposes to take with respect thereto;

(g)   Notice of Litigation.  Promptly upon any Authorized Officer of Borrower obtaining actual knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(h)   ERISA.  (i) Promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Pension Plan as Administrative Agent shall reasonably request;

(i)   Financial Plan.  As soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of such Fiscal Year;

(j)   Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to the Requisite Lenders and Administrative Agent outlining all material insurance coverage required to be maintained pursuant to Section 5.5 as of the date of such certificate by Borrower and its Subsidiaries;

(k)   Material Contracts.  Concurrently with the delivery of the financial statements referred to in Sections 5.1(b) and (c) (and, upon the occurrence and during the continuation of a Default or Event of Default, on a more frequent basis if reasonably requested by Administrative Agent), a list of (A) all Material Contracts which have been entered into in such Fiscal Year or (B) all Governmental Contracts, and where applicable delivery and task orders under any Governmental Contract, which have become Material Contracts, in each case, since the most recent list provided by Borrower and signed by an Authorized Officer of Borrower;

(l)   Information Regarding Collateral.  (a)  Borrower will furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s entity type, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  Borrower also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(m)   Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Administrative Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(n)   Other Information.  (A) In each case, other than to the extent made available generally by Borrower or any of its Subsidiaries to the public by filing or furnishing with the SEC, promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity as security holders or by any Subsidiary of Borrower to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority and (iii) all press releases and other statements concerning material developments in the business of Borrower or any of its Subsidiaries, and (B) reasonably promptly upon request, such other information and data with respect to the Collateral or the business, legal or corporate affairs of Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent, in each case, except to the extent prohibited by applicable law, regulation or contract, or subject to binding confidentiality obligations or attorney-client privilege or similar legally recognized privilege (other than any such contracts or confidentiality obligations entered into for purposes of avoiding compliance with this covenant);

(o)   ESOP Reports.  (i) As soon as practicable and in any event within 10 Business Days after the receipt by Borrower of the annual valuation report prepared for the ESOP for each Fiscal Year, commencing with the Fiscal Year ending September 30, 2014, a copy of such report, and (ii) as soon as practicable and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending September 30, 2014, a report of the latest repurchase liability study of Borrower prepared for the ESOP;

(p)   ESOP Notices.  Upon an Authorized Officer obtaining actual knowledge of the following, Borrower shall provide Administrative Agent prompt written notice of the following (i) the occurrence of a material non-exempt prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) with respect to the ESOP or to any other Employee Benefit Plan, or knowledge that the Internal Revenue Service or any other Governmental Authority is investigating whether any such material non-exempt prohibited transaction might have occurred, and a statement of an Authorized Officer of Borrower describing such transaction and the corrective action, if any, taken or proposed to be taken with respect thereto, (ii) the receipt of written notice (whether preliminary, final or otherwise but excluding any notice of any proposed amendments) of any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Internal Revenue Code or the status of the ESOP as an employee stock ownership plan (as defined in Section 4975(e)(7) of the Internal Revenue Code), together with copies of each such letter, (iii) the receipt by Borrower or any of its Subsidiaries of notice of any audit, investigation, litigation or inquiry by the Internal Revenue Service or any other Governmental Authority relating to the ESOP or the ESOT, which could reasonably be expected to subject Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,100,000, together with copies of each such notice and copies of all subsequent correspondence relating thereto, (iv) the occurrence of any material amendment, waiver, supplement or other modification to any of the ESOP Plan Documents, together with a copy of such amendment, waiver, supplement or other modification, and (v) any other material notices, reports and documents to be delivered by Borrower to the ESOP or the ESOT Trustee pursuant to the terms of the ESOP or applicable law or to be delivered by the ESOP or the ESOT Trustee to Borrower pursuant to the terms of the ESOP or applicable law;

(q)   Other Notices.  To the extent not otherwise delivered hereunder, promptly after being furnished or received, copies of all material notices, reports, certificates, documents and other information furnished to or received from the administrative agent under the Revolving Credit Agreement, the administrative agent under the First Lien Credit Agreement, the trustee under the Third Lien Note Documents, any lenders under the Revolving Credit Agreement, any lenders under the First Lien Credit Agreement, any holders of the Third Lien Notes, or any other agent or representative of such lenders or holders (including any amendments, waivers, supplements, modifications, notices or other documents relating to any default or potential default thereunder, but in any event excluding routine notices, requests, reports and certificates of an administrative nature); and

(r)   Certification of Public Information.  Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed by Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted by Administrative Agent on that portion of the Platform designated for such Public Lenders.  Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries and their Securities.

5.2.   Existence.  Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits related to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits (a) if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (b) if the failure to preserve them could not reasonably be expected to result in a Material Adverse Effect.

5.3.   Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises as the same shall become due and payable before any penalty or fine accrues thereon, and all valid and material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or could reasonably be expected to become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such material Tax or material claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a material Tax or material claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4.   Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof in accordance with prudent industry practice, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.5.   Insurance.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by similar businesses operating in similar locations, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such similar businesses operating in similar locations.  Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by similar businesses operating in similar locations.  Each such policy of insurance (other than workers’ compensation insurance and directors’ and officers’ insurance) shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and provide for at least (x) 10 days’ prior written notice to Collateral Agent of any cancellation of such policy for failure to pay any premiums thereunder and (y) 30 days’ prior written notice to Collateral Agent of any material modification or cancellation of such policy for any other reason..

5.6.   Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours.  Any such visit and inspection shall be at the applicable Agent’s or Lender’s expense and no more frequently than once per Fiscal Year unless made or requested after the occurrence and during the continuation of an Event of Default, in which case any such visit and inspection shall be at Borrower’s expense and as often as may reasonably be requested.  Notwithstanding anything to the contrary herein, nothing herein shall require any Credit Party to grant to any Agent or Lender or any authorized representatives designated by any Agent or Lender access to any of such Credit Party’s properties or facilities or financial and accounting records, or provide to any Agent or Lender or any authorized representatives designated by any Agent or Lender any information to the extent that granting such access or providing such information is prohibited by any export control regulation or such Credit Party’s compliance with the requirements of NISPOM or other security and classification guidelines.  The provisions of this Section 5.6 shall be subject to the Regulatory Exception in all respects.

5.7.   Lenders Calls.  Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a conference call with Administrative Agent and Lenders once during each Fiscal Quarter at such time as may be agreed to by Borrower, the Requisite Lenders and Administrative Agent, at which senior level management of the Credit Parties will discuss (subject to the confidentiality provisions of Section 10.17) the financial performance, business plan and other matters requested by the Lenders.

5.8.   Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9.   Environmental.

(a)   Environmental Disclosure.  Borrower will deliver to Administrative Agent and Lenders:

(i)   as soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims, if such matters or claims could reasonably be expected to result in a Material Adverse Effect;

(ii)   promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws (unless such Release could not reasonably be expected to result in a Material Adverse Effect), (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)   as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (2) any

Release required to be reported to any Governmental Authority unless such Release could not reasonably be expected to result in a Material Adverse Effect, and (3) any request for information from any Governmental Authority that states such Governmental Authority is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity if such potential responsibility could reasonably be expected to result in a Material Adverse Effect; and

(iv)   with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)   Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to (i) take, any and all actions required by Environmental Laws to cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.   Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of Borrower (other than an Excluded Subsidiary) or a Domestic Subsidiary ceases to be an Excluded Subsidiary, Borrower shall within 10 days (or such longer period as the Requisite Lenders may agree in their sole discretion) of such Person becoming a Domestic Subsidiary or ceasing to be an Excluded Subsidiary, (a) cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Administrative Agent and Collateral Agent, including those which are similar to those described in the applicable clauses of Section 3.1.  In the event that any Person becomes a Foreign Subsidiary of Borrower or a Disregarded Domestic Subsidiary, and the ownership interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof (other than any Excluded Subsidiary), Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in the applicable clauses of Section 3.1, and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in the applicable clauses of Section 3.1 necessary to grant and to perfect a Second Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the voting Equity Interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary and 100% of the non-voting Equity Interests of such Foreign Subsidiary or Disregarded Domestic Subsidiary.  With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11.   Additional Material Real Estate Assets.  In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in the applicable clauses of Section 3.1 and in the definition of the term “Specified Real Estate Matters” set forth herein, with respect to each such Material Real Estate Asset that Administrative Agent or Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in such Material Real Estate Assets.  In addition to the foregoing, Borrower shall, at the request of the Requisite Lenders, Administrative Agent or Collateral Agent, deliver, from time to time, to Administrative Agent and Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12.   [Reserved]

5.13.   Further Assurances.  At any time or from time to time upon the request of the Requisite Lenders, Administrative Agent or Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Requisite Lenders, Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Requisite Lenders, Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Credit Parties and all of the outstanding Equity Interests of Borrower’s Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries and Disregarded Domestic Subsidiaries).

5.14.   Maintenance of Ratings.  Borrower shall use commercially reasonable efforts to maintain (i) a public corporate family rating (but not any specific rating) issued by Moody’s and a public corporate credit rating (but not any specific rating) issued by S&P and (ii) a public credit rating (but not any specific rating) from each of Moody’s and S&P with respect to the Term Loans.

5.15.   ESOP Compliance.  Borrower shall, to the extent within its actual control, at all times maintain the ESOP as a qualified employee stock ownership plan under the Internal Revenue Code.

5.16.   Intellectual Property.  With respect to Intellectual Property that, in the applicable Credit Party’s reasonable business judgment, is material to the business of any Credit Party, each Credit Party shall (i) preserve and maintain such Intellectual Property owned by such Credit Party; (ii) use commercially reasonable efforts to prevent any known material infringement of such Intellectual Property, (iii) in such Credit Party’s reasonable business judgment, consistent with past business practices, and to the extent the following are within the applicable Credit

Party’s actual control, make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect; and (iv) not knowingly use such Intellectual Property or knowingly permit such Intellectual Property to be used in a way (or knowingly take any steps or knowingly omit to take any step in respect of such Intellectual Property) that will materially and adversely affect the existence or value of such Intellectual Property or imperil the right of any Credit Party to use such property.

5.17.   Material Contracts.  The Credit Parties shall comply in all respects with the terms and provisions of the Material Contracts and cause the Material Contracts to remain in full force and effect other than to the extent such Material Contracts terminate or lapse in accordance with their respective terms in the ordinary course of business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.18.   Assignment of Payments Under Government Contracts.  Upon the request of the Requisite Lenders or Administrative Agent, each Credit Party shall take such action as reasonably requested by the Requisite Lenders or Administrative Agent to comply with the Assignment of Claims Act and other state and local statutes and regulations, if applicable, including assigning to Collateral Agent (or its agent) its right to payment under any Government Contracts pursuant to a Claims Assignment.

5.19.   Control Agreements.  Within 30 days after the Closing Date (subject to extension by the Requisite Lenders in their sole discretion) and at all times thereafter, the Credit Parties shall cause all securities accounts, deposit accounts and operating accounts of each Credit Party (other than accounts specially and exclusively used for payroll, payroll tax and other employee wage and benefit payments and other than accounts for which the aggregate average monthly balance of all such accounts is less than $500,000) to be subject to reasonably satisfactory control agreements or sweep agreements, as applicable, with Collateral Agent (or its agent); provided that, with respect to any securities accounts, deposit accounts or operating accounts that are opened or acquired after the Closing Date, the Credit Parties shall have 30 days (subject to extension by the Requisite Lenders in their sole discretion) after such opening or acquisition to comply with the foregoing.

5.20.   Post-Closing Matters.  Borrower shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.20 on or before the date specified for such requirement or such later date as may be agreed by the Requisite Lenders in their sole discretion.

SECTION 6.   NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.   Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)   the Obligations and Permitted Refinancings thereof;

(b)   Indebtedness of any Subsidiary to Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a Second Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full in cash of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) in the case of Indebtedness owed by a Subsidiary which is not a Credit Party to a Credit Party, such Indebtedness is permitted as an Investment under the proviso to Section 6.6(d);

(c)   Indebtedness of the Credit Parties under the Revolving Loan Documents in an aggregate principal amount not to exceed at any time outstanding $65,000,000, plus up to an additional $6,500,000 for over advances and protective advances under the Revolving Loan Documents, and Permitted Refinancings in respect thereof;

(d)   Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition “Earn Out Indebtedness”), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in each case in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries, in an aggregate principal amount not to exceed $1,100,000 at any time outstanding;

(e)   Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and consistent with past practice;

(f)   Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and endorsements of instruments or other payment items for deposit in the ordinary course of business and consistent with past practice;

(g)   guaranties in the ordinary course of business and consistent with past practice of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(h)   guaranties by Borrower of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of Borrower or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i)   Indebtedness (other than Indebtedness in respect of the Remaining Unsecured Notes) described in Schedule 6.1, and Permitted Refinancings in respect thereof;

(j)   Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases in an aggregate principal amount, when taken together with the aggregate principal amount of Indebtedness outstanding under clause (k) below, not to exceed at any time outstanding $22,000,000;

(k)   Indebtedness of Borrower or its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital asset in an aggregate principal amount, when taken together with the aggregate principal amount of Indebtedness outstanding under clause (j) above, not to exceed at any time outstanding $22,000,000, and Permitted Refinancings in respect thereof; provided, any such (i) Indebtedness or Permitted Refinancing shall be secured only by the asset (and related proceeds) acquired in connection with the incurrence of such original Indebtedness, (ii) Indebtedness or Permitted Refinancing shall constitute not less than 75% of the aggregate consideration paid with respect to such asset, construction or improvement and (iii) original Indebtedness shall be incurred concurrently or within 90 days of the acquisition of the relevant asset or the completion of the relevant construction or improvement;

(l)   (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate principal amount not to exceed $1,100,000 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary), and (ii) any Permitted Refinancing in respect of the Indebtedness specified in subclause (i) above, provided that such Permitted Refinancing shall not be secured by any assets other than the assets securing the applicable original Indebtedness;

(m)   other unsecured Indebtedness of the Credit Parties in an aggregate principal amount not to exceed at any time outstanding $22,000,000;

(n)   Indebtedness arising as a result of (i) the redemption or repurchase of any Equity Interests of Borrower as a result of distributions and loans by the ESOT to participants in the ESOP as required by the ESOP Plan Documents or (ii) the requirements of Section 401(a)(28) of the Internal Revenue Code or any substantially similar requirement of law;

(o)   Indebtedness of the Credit Parties under the First Lien Loan Documents in an aggregate principal amount not to exceed at any time outstanding $285,000,000 (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof);

(p)   Indebtedness of the Credit Parties under the Third Lien Note Documents in an aggregate principal amount not to exceed at any time outstanding $210,986,000  (plus the amount of all interest including PIK accrued or capitalized thereon in accordance with the terms of the Third Lien Note Documents as in effect on the date hereof) (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof);

(q)   Indebtedness of the Credit Parties under the Remaining Unsecured Notes Documents in an aggregate principal amount not to exceed at any time outstanding $24,014,000 (less the amount of any permanent principal prepayments or repayments thereof), and Permitted Refinancings in respect thereof (less the amount of any permanent principal prepayments or repayments thereof);

(r)   Indebtedness of any Foreign Subsidiary to the extent incurred for working capital purposes in an aggregate principal amount not to exceed $22,000,000 at any time outstanding; and

(s)   obligations incurred by Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims including letters of credit in respect of workers compensation claims and obligations under deferred and incentive compensation plans.

6.2.   Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)   Liens in favor of Collateral Agent to secure the Obligations (and Permitted Refinancings in respect thereof);

(b)   Liens for Taxes either (i) not yet delinquent or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c)   statutory and common law Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)   Liens incurred in the ordinary course of business and consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)   easements, rights-of-way, restrictions, encroachments, covenants, conditions, licenses, reservations and other charges or encumbrances of title of any kind with respect to real property and zoning, building, environmental and other land-use regulations imposed by Governmental Authorities and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f)   any interest or title of a lessor or sublessor under any operating lease or lease of real estate permitted hereunder;

(g)   Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and preferential arrangements entered into in the ordinary course of business and consistent with past practice in Government Contracts that grant the Government customer a right to use Intellectual Property developed pursuant to such Government Contract;

(j)   any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)   non-exclusive licenses of patents, copyrights, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(l)   Liens existing on the Closing Date that are described in Schedule 6.2;

(m)   Liens securing Indebtedness permitted pursuant to Section 6.1(j) and (k); provided, any such Lien shall encumber only the asset (and related proceeds) acquired with the proceeds of the applicable original Indebtedness under Section 6.1(j) and (k);

(n)   Liens securing Indebtedness permitted by Section 6.1(l), provided any such Lien shall encumber only those assets which secured the applicable original Indebtedness at the time such assets were acquired by Borrower or its Subsidiaries

(o)   other Liens securing Indebtedness permitted by Section 6.1 in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(p)   Liens on property of any Foreign Subsidiary securing Indebtedness permitted to be incurred by such Foreign Subsidiary;

(q)   Liens on the Collateral securing Indebtedness under the Revolving Loan Documents (and Permitted Refinancings in respect thereof) on a first priority basis to the Liens securing the Obligations and subject to the Intercreditor Agreement;

(r)   Liens on the Collateral securing Indebtedness under the First Lien Loan Documents (and Permitted Refinancings in respect thereof) on a first priority basis to the Liens securing the Obligations and subject to the Intercreditor Agreement;

(s)   Liens on the Collateral securing Indebtedness under the Third Lien Note Documents (and Permitted Refinancings in respect thereof) on a third priority basis to the Liens securing the Obligations and subject to the Intercreditor Agreement;

(t)   (i) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Borrower and the other Credit Parties held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business and (ii) statutory or common law Liens or rights of setoff of depository banks and other financial institutions with respect to funds of any Credit Party or any Subsidiary at such banks to secure fees and charges in connection with returned items or standard fees and charges of such banks in connection with deposit account and securities accounts maintained by such Credit Party or Subsidiary at such banks or financial institutions;

(u)   Liens on cash collateral posted in favor of insurance carriers to secure obligations under insurance policies of Borrower or any Subsidiary not to exceed $1,100,000 in the aggregate at any time outstanding;

(v)   Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default;

(w)   sale and put option rights in favor of ESOP plan participants as required by the ESOP Plan Documents and applicable law; and

(x)   (i) Liens created in the ordinary course of business and consistent with past practice on specific items of inventory or other goods and proceeds of Borrower or any Subsidiary securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice.

6.3.   No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness permitted hereunder or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business and consistent with past practice (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions identified on Schedule 6.3 and (d) customary provisions prohibiting the creation of Liens by any joint venture agreement otherwise permitted hereunder, so long as any such prohibition contained therein relates only to the Equity Interests in the joint venture to which such agreement relates, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4.   Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)   any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(b)   Borrower may make regularly scheduled payments of interest in respect of any (i) Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued (it being understood that all such subordination provisions shall be customary for Indebtedness of such type or otherwise reasonably acceptable to the Requisite Lenders), so long as no Default has occurred and is continuing, (ii) Indebtedness under the Third Lien Note Documents (but only in the form of Cash or Cash Equivalents as contemplated by the terms of the Third Lien Note Documents as in effect on the date hereof and otherwise in the form of PIK) and (iii) Indebtedness in respect of the Remaining Unsecured Notes;

(c)   payments of Earn Out Indebtedness will be permitted; provided that both immediately prior to and after giving effect to the incurrence thereof, (i) no Default or Event of Default shall exist or result therefrom and (ii) Borrower will be in pro forma compliance with the covenants set forth in Section 6.7 (as determined in accordance with Section 6.7(f)) as of the last day of the Fiscal Quarter most recently ended for which financial statements pursuant to Section 5.1(b) or (c) have been delivered;

(d)   Borrower may make Restricted Junior Payments as required by the ESOP Plan Documents or by Section 401(a)(28) of the Internal Revenue Code or any substantially similar requirement of law;

(e)   provided that both immediately prior to and after giving effect thereto, no Default or Event of Default shall exist or result therefrom, Borrower may prepay or repurchase all or any portion of the Remaining Unsecured Notes; provided that any such Remaining Unsecured Notes that are repurchased are immediately cancelled;

(f)   Borrower may make Restricted Junior Payments to the extent consisting of a Permitted Refinancing of Subordinated Indebtedness, any Indebtedness incurred under Section 6.1(p), any Indebtedness incurred under Section 6.1(q) or any Earn-Out Indebtedness; provided that the outstanding amount of such Indebtedness may not be reduced unless otherwise expressly permitted hereunder;

(g)   (i) repurchases (which, in the case of warrants, shall be on cashless basis) of Equity Interests of Borrower deemed to occur upon exercise of stock options or warrants if such capital stock represents a portion of the exercise price of such options or warrants or (ii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants or options convertible into or exchangeable for Equity Interests of Borrower; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.4 (as determined in good faith by the board of directors of Borrower or the compensation committee thereof);

(h)   so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any payment to any director, officer or employee of Borrower or of any Restricted Subsidiary in connection with any long-term incentive plan in an aggregate amount for all directors, officers and employees not to exceed $3,520,000 (as such amount may be increased from time to time pursuant to this clause (h), the “LTIP Amount”) in any Fiscal Year; provided, however, that on the first day of each Fiscal Year commencing after September 30, 2014 (each, a “Test Date”), (i) if the Consolidated EBITDA of Borrower (the “Prior Year Consolidated EBITDA”) for the Fiscal Year most recently ended before the Test Date (the “Prior Year”) is greater than the Consolidated EBITDA (the “Comparative Year Consolidated EBITDA”) of Borrower for the Fiscal Year ended September 30, 2013, the LTIP Amount shall be increased to an amount equal to the Prior Year Consolidated EBITDA divided by the Comparative Year Consolidated EBITDA multiplied by the LTIP Amount and (ii) unused amounts in any 12-month period may be carried over to the succeeding 12-month period; and

(i)   other Restricted Junior Payments in an aggregate amount which does not exceed $5,000,000 during the term of this Agreement; provided, however, that at the time of each such Restricted Junior Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Notwithstanding the foregoing, Borrower shall not make any Special Diversification Payments.  Notwithstanding the foregoing, for any Interest Payment Date other than the stated maturity of the Third Lien Notes, if as of the Determination Date immediately preceding such

Interest Payment Date there is a Specified Cash Payment Event, the Cash Interest payable in respect of the Third Lien Notes on such Interest Payment Date shall instead be payable entirely in PIK Interest in respect of the Third Lien Notes and will be added to the PIK Interest otherwise payable in respect of the Third Lien Notes on such Interest Payment Date.  For purposes of the preceding sentence, the terms “Interest Payment Date”, “Cash Interest” and “PIK Interest” shall have the meanings assigned thereto in the Third Lien Note Indenture as in effect on the date hereof.

6.5.   Restrictions on Subsidiary Distributions.  Except as provided herein, in the Revolving Loan Documents, in the First Lien Loan Documents or in the Third Lien Note Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1(k) and 6.1(l) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business and consistent with past practice, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) described on Schedule 6.5, (v) in agreements for the sale or other disposition of assets permitted hereunder prior to the closing of such sale or other disposition, so long as such restriction only relates to the assets that are to be sold or disposed of, (vi) required pursuant to applicable law, rule, regulation or order, (vii) with respect to a Foreign Subsidiary entered into the ordinary course of business and consistent with past practice or pursuant to the terms of Indebtedness that was incurred by such Foreign Subsidiary in compliance with the terms of this Agreement, (viii) contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business and consistent with past practice, (ix) in agreements or instruments (including any joint venture or strategic alliance agreements) which prohibit the payment or making of dividends or other distributions other than on a pro rata basis and (x) in any agreement in effect at the time a Person becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Borrower and so long as such restriction only applies to such Person that becomes a Subsidiary of Borrower.

6.6.   Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)   Investments in Cash and Cash Equivalents;

(b)   (i) equity Investments owned as of the Closing Date in any Subsidiary and equity Investments made after the Closing Date in any wholly-owned Guarantor and (ii) equity Investments made after the Closing Date in Subsidiaries that are not wholly owned Guarantors in an aggregate amount not to exceed at any time outstanding, when taken together with Investments in Subsidiaries that are not wholly owned Guarantors made pursuant to Section 6.6(d), $5,500,000;

(c)   Investments (i) in any Securities received in satisfaction or partial satisfaction of customer accounts from financially troubled account debtors in the ordinary course of business and consistent with past practices of Borrower and its Subsidiaries and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(d)   intercompany loans to the extent permitted under Section 6.1(b) and other Investments in Subsidiaries which are not wholly-owned Guarantors, provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Subsidiaries other than wholly-owned Guarantors shall not exceed at any time outstanding an aggregate amount, when taken together with Investments made pursuant to Section 6.6(b)(ii), $5,500,000.

(e)   Consolidated Capital Expenditures permitted by Section 6.7(e);

(f)   travel advances, loans and other advances to employees of Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $110,000 at any time outstanding;

(g)   Permitted Acquisitions permitted pursuant to Section 6.8 and Investments held by any Person that becomes a Subsidiary as a result of any such Permitted Acquisition to the extent such Investments were not made in contemplation of such Permitted Acquisition and were in existence on the date of the consummation of such Permitted Acquisition;

(h)   Investments described in Schedule 6.6;

(i)   Hedge Agreements which constitute Investments;

(j)   other Investments (other than Investments in the ESOP or the ESOT) in an aggregate amount not to exceed $1,100,000 at any time outstanding;

(k)   Investments constituting advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of Borrower or the applicable Subsidiary;

(l)   Investments constituting non-Cash consideration permitted to be received under Section 6.8(c);

(m)   Investments in the ESOP made in the ordinary course of business to repurchase participant interests to the extent required by the ESOP Plan Documents; and

(n)   Investments consisting of (i) teaming agreements and arrangements; and (ii) joint ventures in an aggregate amount not to exceed $1,100,000 at any time outstanding.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.  Notwithstanding the foregoing, in no event shall any Credit Party make any Investment in a Specified Subsidiary unless such Specified Subsidiary has become a Guarantor, taken the other actions specified on Schedule 5.20 and delivered an opinion of counsel reasonably satisfactory to Administrative Agent and Requisite Lenders.

6.7.   Financial Covenants.

(a)   [Reserved].

(b)   [Reserved].

(c)   [Reserved].

(d)   Consolidated EBITDA.  Borrower shall not permit Consolidated EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, for the four Fiscal Quarter period then ended to be less than $45,000,000.

(e)   Maximum Consolidated Capital Expenditures.  Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in an aggregate amount for Borrower and its Subsidiaries in excess of $2,750,000 in any Fiscal Year.

(f)   Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the U.S. Securities and Exchange Commission, which may include, among other things, (to the extent permitted by Regulation S-X) cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.8.   Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business and consistent with past practice) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)   any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, in the case of such a merger, Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person;

(b)   sales or other dispositions of assets that do not constitute Asset Sales;

(c)   Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (i) are less than $1,100,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $3,300,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash or Cash Equivalents (it being agreed that the assumption or discharge of Indebtedness of a Credit Party and release of such Credit Party from all liability thereunder and the receipt of Securities that are promptly converted to Cash or Cash Equivalents shall constitute part of the “Cash” paid), and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(d)   disposals of obsolete, worn out or surplus property or property which Borrower determines in good faith is no longer used or useful in the business of Borrower and its Subsidiaries;

(e)   Permitted Acquisitions, the Acquisition Consideration for which constitutes (i) less than $5,500,000 individually, and (ii) less than $27,500,000 in the aggregate from the Closing Date to the date of determination;

(f)   Investments made in accordance with Section 6.6;

(g)   dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased;

(h)   leases, subleases, non-exclusive licenses or sublicenses of personal or real property of Borrower or any of its Subsidiaries, in each case in the ordinary course of business and consistent with past practice and which do not materially interfere with the business of Borrower and its Subsidiaries, taken as a whole;

(i)   the unwinding of any hedging arrangement pursuant to its terms;

(j)   dispositions in the ordinary course of business of Cash and Cash Equivalents;

(k)   transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event; and

(l)   dispositions of property between or among Credit Parties.

Notwithstanding the foregoing, in no event shall any Credit Party convey, sell, lease or license, exchange, transfer or otherwise dispose of any assets or property to a Specified Subsidiary unless such Specified Subsidiary has become a Guarantor, taken the other actions specified on Schedule 5.20 and delivered an opinion of counsel reasonably satisfactory to Administrative Agent and Requisite Lenders.

6.9.   Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law, or for Liens permitted pursuant to Sections 6.2(a), (q), (r) and (s) and any non-consensual Liens arising by operation of law.

6.10.   Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.

6.11.   Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) (i) any transaction between Borrower and any Guarantor and (ii) any transaction between Subsidiaries of Borrower that are not Guarantors; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business and consistent with past practice; (d) required payments of interest, fees, principal and other amounts hereunder and under the Third Lien Note Documents to the extent otherwise permitted hereunder; (e) transactions between a Credit Party and the ESOP in the ordinary course of business to the extent required by the ESOP Plan Documents; (f) transactions described in Schedule 6.11; (g) in the ordinary course of business and consistent with past practice, any issuance of Securities or other payments, awards or grants in cash, securities of Borrower, or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of Borrower; (h) compensation, including incentive compensation, fees and indemnities to directors, officers, consultants and employees of Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice; and (i) any transaction among Borrower and any holder of Borrower’s securities with respect to the exercise or waiver of any such holder’s rights under the terms and conditions of such securities.

6.12.   Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses.

6.13.   Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from September 30.

6.14.   Amendments or Waivers of Organizational Documents and Certain Related Agreements.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, (i) any of its Organizational Documents, (ii) the Shareholders’ Agreement, (iii) the Warrant Agreements, (iv) the Preferred Shares Certificate of Designation, (v) the Remaining Unsecured Notes Documents or (vi) any of its material rights under any Related Agreement (other than the Revolving Loan Documents, the First Lien Loan Documents and the Third Lien Note Documents) after the Closing Date without, in each case, obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit any waiver, supplement, modification or amendment of any ESOP Plan Document, except to the extent such amendment, modification or waiver could not reasonably be anticipated to have a Material Adverse Effect.

6.15.   Amendments or Waivers of with respect to Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness under the Revolving Loan Documents, any Indebtedness under the First Lien Loan Documents or any Indebtedness under the Third Lien Note Documents or any Permitted Refinancing in respect of any of the foregoing, or make any payment consistent with an amendment thereof or change thereto, if such amendment or other change is prohibited by the Intercreditor Agreement.

6.16.   Assets as Plan Assets.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit any of the assets of Borrower or any Subsidiary to constitute, for any purpose of ERISA or Section 4975 of the Internal Revenue Code, assets of the ESOP or any other “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code.

6.17.   Prohibited Transaction.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, permit any material non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code to occur with respect to the ESOP or engages in any such prohibited transaction with any “plan”.

SECTION 7.   GUARANTY

7.1.   Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, (a) the due and punctual payment in full of all Obligations now or hereafter existing, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration (including upon automatic acceleration due to commencement of an Insolvency or Liquidation Proceeding (as defined in the Intercreditor Agreement), demand or otherwise whether for principal, interest, fees or expenses (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) and any and all expenses (including reasonable counsel fees) incurred by the Administrative Agent or any of the Beneficiaries that are Designated Lenders in enforcing the rights under this Guaranty and (b) the punctual and faithful performance and observance by the Guarantors of all of the agreements, conditions, covenants and obligations of the Guarantors contained under this Agreement and under each of the other Credit Document (collectively, the “Guaranteed Obligations”).

7.2.   Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such

Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.   Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)   this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any borrowing or grant of a Lien by Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law; (ix) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Beneficiary’s claim (or claims) for repayment of the Obligations; (x) any use of cash collateral under Section 363 of the Bankruptcy Code; (xi) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding; and (xii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.   Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.   Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full (other than contingent indemnification obligations for which no claim has been asserted), such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.   Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.   Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted) and the Commitments shall have terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.   Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.   Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11.   Bankruptcy, Etc.(a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) and any fees, costs or charges provided for under this Agreement shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed

Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after, or any fees, costs or charges that become due and payable upon commencement of or after, the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder and the Intercreditor Agreement.

7.12.   Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, then the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

7.13.   [Reserved]

SECTION 8.   EVENTS OF DEFAULT

8.1.   Events of Default.  If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee, premium or any other amount due hereunder within three Business Days after the date due; or

(b)   Default in Other Agreements.  (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of the Indebtedness governed by the Revolving Loan Documents, the First Lien Loan Documents or the Third Lien Note Documents or one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount (or Net Mark-to-Market Exposure) of $11,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) an unwaived or uncured breach or default by any Credit Party with respect to any other term of (1) the Indebtedness governed by the Revolving Loan Documents, the First Lien Loan Documents or the Third Lien Note Documents or one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that, with respect to the occurrence of any breach or default under the First Lien Credit Agreement or the Revolving Credit Agreement, such breach or default shall only constitute a Default and an Event of Default under this Agreement if (I) such breach or default constitutes a failure to satisfy all the obligations under First Lien Credit Agreement or the Revolving Credit Agreement, as the case may be, upon their stated maturity or (II) the holders of the Indebtedness under the First Lien Credit Agreement or the Revolving Credit Agreement have caused the same to be due and payable prior to the stated maturity; or

(c)   Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Sections 5.1(b), 5.1(c), 5.1(d), 5.1(f), Section 5.2 or Section 6 hereof or Section 6 of the Pledge and Security Agreement; or

(d)   Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)   Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)   Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)   Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or shall take any action for the purpose of effecting any of the actions referred to in this Section 8.1(g) or in Section 8.1(f); or

(h)   Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,500,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)   Dissolution.  Any order, judgment or decree shall be entered by a court of competent jurisdiction against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j)   Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,500,000 during the term hereof; (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; (iii) the ESOP permits any Lien on any of its property in favor of any Person other than Borrower; (iv) the ESOP shall incur any Indebtedness (including any guarantee of Indebtedness of any other Person), other than its obligations under the ESOP Plan Documents to the extent constituting Indebtedness and other than exempt loans from Borrower, in an amount not to exceed $1,100,000 in the aggregate at any time outstanding, to enable the ESOP to meet its obligations under the ESOP Plan Documents; or (v) there shall occur any change in the law concerning the method or timing of ESOP distributions or relating to diversifications under the ESOP if such change could reasonably be expected to result in a Material Adverse Effect; or

(k)   Change of Control.  A Change of Control shall occur; or

(l)   Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, the Intercreditor Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the

Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or repudiate or rescind (or purport to repudiate or rescind) or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any provision of any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m)   Material Contracts.  (i) A notice of debarment, notice of suspension or notice of termination for default shall have been issued (which suspension has occurred and remains in place for a period in excess of 10 Business Days) under any Material Contract; (ii) Borrower or any Subsidiary is barred or suspended from contracting with any part of the Government (which suspension has occurred and remains in place for a period in excess of 10 Business Days); (iii) an investigation by the United States government or any department or agency thereof shall have resulted in a criminal or civil liability of Borrower or any Subsidiary in excess of $5,500,000; (iv) the actual termination of any Material Contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing; or (v) a cure notice issued under any Material Contract shall remain uncured (subject to expiration of extensions that may have been received) beyond (A) the expiration of the time period available to Borrower or the applicable Subsidiary pursuant to such Material Contract and/or such cure notice to cure the noticed default or (B) the date on which the other contracting party exercises its rights and remedies under the Material Contract as a consequence of such default; or

(n)   ESOP and ESOT Matters.  (i) Any Loan hereunder shall, for any purpose of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, be found to be a direct or indirect loan or other transaction between Administrative Agent or any of the Lenders and the ESOT which, if it is assumed that Administrative Agent and the Lenders are “parties in interest” and “disqualified persons” (as defined in Section 3(14) of ERISA and Section 4975 of the Internal Revenue Code), is a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code; (ii) there shall be a finding, holding, ruling or other determination not subject to cure made by any court or Governmental Authority, or an assertion by the ESOP Fiduciary or the ESOT Trustee, concerning any matter with respect to the ESOP or the ESOT contrary to or inconsistent with any representation, warranty or covenant set forth herein, which holding, ruling, determination or assertion could reasonably be expected to have a Material Adverse Effect; or (iii) the Internal Revenue Service shall notify Borrower in writing that it has made a final determination not subject to cure that the ESOP is not a qualified plan and an employee stock ownership plan within the meanings of Section 401(a) and 4975(e)(7), respectively, of the Internal Revenue Code;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of the Loans (including all Call Protection) and (II) all other Obligations; (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and/or (C) Administrative Agent and Collateral Agent may exercise all or any of their respective rights, remedies, powers or discretions under any of the Credit Documents or at law or in equity.  If the Obligations are accelerated for any reason, including because of default, sale, or encumbrance (including that by operation of law or otherwise), the Call Protection and any unamortized discount on Term Loans will also be due and payable as though said Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.  All Call Protection and unamortized discount on the Term Loans payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing.  The Call Protection and any unamortized discount on the Term Loans shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CALL PROTECTION AND ANY UNAMORTIZED DISCOUNT ON THE TERM LOANS IN CONNECTION WITH ANY SUCH ACCELERATION.  Borrower expressly agrees that:  (A) the Call Protection and any discount on the Term Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Call Protection and any unamortized discount on the Term Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Call Protection and any unamortized discount on the Term Loans; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Borrower expressly acknowledges that its agreement to pay the Call Protection and any unamortized discount on the Term Loans to Lenders as herein described is a material inducement to Lenders to make the Term Loans.

8.2.   Application of Proceeds.  Except as expressly provided elsewhere in this Agreement or the other Credit Documents, all proceeds received by Administrative Agent (including from Collateral Agent pursuant to the Intercreditor Agreement) in the event that an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 and in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Administrative Agent against, the Obligations in the following order of priority:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification hereunder (in its capacity as Administrative Agent and not as a Lender), and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause second payable to them; third, to the extent of any excess of such proceeds, to the payment of all other Obligations constituting accrued and unpaid interest on the Loans and accrued and unpaid interest on any other Obligations hereunder payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause third payable to them; fourth, to the extent of any excess of such proceeds, to the payment of all other Obligations constituting unpaid principal of the Loans and all other Obligations then owing, ratably among the Lenders and Administrative Agent in proportion to the respective amounts described in this clause fourth payable to them; and fifth, to the extent of any excess of such proceeds, to Collateral Agent for further distribution in accordance with the Intercreditor Agreement.

8.3.   Borrower’s Right to Cure.

Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.7(d), any equity contribution (which shall be in the form of common equity or other equity (other than Disqualified Equity Interests) having terms reasonably satisfactory to the Requisite Lenders and Administrative Agent) made to Borrower or any incurrence by Borrower of additional Indebtedness under this Agreement, in each case after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenant set forth in Section 6.7(d) at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such contribution or incurrence, a “Specified Contribution”); provided that (a) Borrower shall not be permitted to so request that a Specified Contribution be included in the calculation of Consolidated EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Contribution, there shall be no more than two Fiscal Quarters in the Relevant Four Fiscal Quarter Period in respect of which a Specified Contribution is made and no more than four Specified Contributions over the life of this Agreement, (b) the amount of any Specified Contribution and the use of proceeds therefrom will be no greater than the amount required to cause Borrower to be in compliance with the financial covenant set forth in Section 6.7(d), (c) all Specified Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including calculating Consolidated EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated EBITDA (including whether Borrower has satisfied the test set forth in clause (b) of the definition of “Specified Cash Payment Event”), and for purposes of the Restricted Junior Payments covenant in Section 6.4) and (d) the proceeds of any Restricted Junior Payment made pursuant to Section 6.4 during the period commencing on the first day of the Fiscal Quarter for which any Specified Contribution is made and ending on the date that is 10 days after the day on which financial statements are required to be delivered for such Fiscal Quarter shall not be used to make such Specified Contribution.  For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated EBITDA will be increased as a result of such Specified

Contribution.  Upon the making of a Specified Contribution, the financial covenant in Section 6.7(d) shall be recalculated giving effect to the increase in Consolidated EBITDA permitted by this Section 8.3; provided that nothing in this Section 8.3 shall waive any Default or Event of Default that exists pursuant to Section 6.7(d) until such recalculation.  If, after giving effect to such recalculation, Borrower is in compliance with the financial covenant in Section 6.7(d), Borrower shall be deemed to have satisfied the requirements of the financial covenant in Section 6.7(d) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default or Event of Default that had occurred shall be deemed waived and not to have occurred for all purposes of this Agreement and the other Credit Documents.

SECTION 9.   AGENTS

9.1.   Appointment of Administrative Agent.  Wilmington Trust, National Association is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Wilmington Trust, National Association to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents.  Goldman Sachs Lending Partners LLC is hereby appointed Syndication Agent, Arranger and a Bookrunner hereunder, and each Lender hereby authorizes Goldman Sachs to act as Syndication Agent, Arranger and a Bookrunner in accordance with the terms hereof and the other Credit Documents.  Wells Fargo Securities, LLC is hereby appointed a Bookrunner hereunder and each Lender hereby authorizes Wells Fargo Securities, LLC to act as a Bookrunner in accordance with the terms hereof and the other Credit Documents.  Each of Administrative Agent, Syndication Agent, Arranger and Bookrunners hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.  Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Closing Date, Goldman Sachs, in its capacity as Syndication Agent, Arranger or a Bookrunner, shall have no obligations but shall be entitled to all benefits of this Section 9.  As of the Closing Date, Wells Fargo Securities, LLC, in its capacity as a Bookrunner, shall have no obligations but shall be entitled to all benefits of this Section 9.  Each of Syndication Agent, Arranger and Bookrunners may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2.   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Each Secured Party holding Obligations irrevocably authorizes Collateral Agent to execute and deliver the Intercreditor Agreement and each other Collateral Document and to take such action, and to exercise the powers, rights and remedies granted to Collateral Agent thereunder and with respect thereto.

Each Secured Party holding Obligations irrevocably authorizes Administrative Agent to execute and deliver the Intercreditor Agreement and to take such action, and to exercise the powers, rights and remedies granted to Administrative Agent thereunder and with respect thereto and each such Secured Party hereby appoints Administrative Agent as the Second Lien Representative (as defined in the Intercreditor Agreement) with respect to this Agreement for purposes related to the administration of the Collateral Documents.

Each Secured Party holding Obligations agrees (a) to be bound by, and consents to, the terms and provisions of the Intercreditor Agreement and (b) that it will take no actions contrary to the terms and provisions of the Intercreditor Agreement.

9.3.   General Immunity.

(a)   No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)   Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)   Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 and Section 10.2 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 and Section 10.2 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4.   Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.   Lenders’ Representations, Warranties and Acknowledgment.

(a)   Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)   Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c)   Each Lender acknowledges that Borrower is an Eligible Assignee hereunder (solely for purposes of Section 10.6(i)) and may purchase Loans hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee” and Section 10.6(i).

9.6.   Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.7.   Successor Administrative Agent.

Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders.  Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent.  If Requisite Lenders have not appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not previously discharged as provided above).  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8.   Collateral Documents and Guaranty.

(a)   Collateral Agent and Agents under Collateral Documents and Guaranty.  Each Secured Party holding Obligations hereby further authorizes Administrative Agent to appoint Collateral Agent under the Intercreditor Agreement to act on behalf of such Secured Party.  Each Secured Party holding Obligations hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of such Secured Party, to be the agent for and representative of such Secured Party with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from any Secured Party holding Obligations, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or that is owned by the Guarantor so designated or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (iii) subordinate any Lien encumbering Collateral to any Permitted Lien thereon that may be prior to such Lien in accordance with the terms of this Agreement (subject to the discretion of the Requisite Lenders as to whether such Permitted Lien is intended to be prior to the Liens securing the Secured Obligations), it being agreed that the Lien of Collateral Agent encumbering any item of

Collateral may be subordinated to any Lien permitted under Section 6.2(m) or Section 6.2(n). Subject to Section 10.5 to the extent applicable, without further written consent or authorization from any Secured Party holding Obligations, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to enter into any intercreditor or subordination arrangement in connection with any Indebtedness permitted to be incurred under this Agreement.

(b)   Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party holding Obligations hereby agree that (i) no such Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents (other than the Collateral Documents) may be exercised solely by Administrative Agent, for the benefit of the Lenders and Administrative Agent in accordance with the terms hereof or thereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties holding Obligations (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)   [Reserved].

(d)   Release of Guarantees, Termination of this Agreement.  Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been paid in full in cash and all Commitments have terminated or expired, the guarantees made herein shall automatically terminate and, upon request of Borrower, Administrative Agent shall take such actions as shall be required to terminate this Agreement and to release all guarantee obligations provided for in any Credit Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)   Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9.   Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 9.9. The agreements in this Section 9.9 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.10.   Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)   to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 allowed in such judicial proceeding; and

(c)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.   MISCELLANEOUS

10.1.   Notices.

(a)   Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b)   Electronic Communications.

(i)   Notices and other communications to any Agent or Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.

Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)   Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)   The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)   Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)   Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)   Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public

Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2.   Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (and, in any event, within ten Business Days following written request (along with an invoice and reasonable supporting documentation therefor)) (a) the Lenders’ and each Agent’s actual, reasonable and documented costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto (including, without limitation, any such actual, reasonable and documented costs and expenses incurred in connection with any resignation or removal of Administrative Agent pursuant to Section 9.7); (b) the reasonable and documented fees, expenses and disbursements of counsel to each Agent and a single counsel to the Designated Lenders as a whole in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower (including, without limitation, any such actual, reasonable and documented fees, expenses and disbursement of counsel incurred in connection with any resignation or removal of Administrative Agent pursuant to Section 9.7); (c) all the actual costs and reasonable and documented expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to each Agent and the Designated Lenders; (d) all the actual costs and reasonable and documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers of the Agents and the Designated Lenders in connection with the transactions contemplated by the Credit Documents; (e) all the actual costs and reasonable and documented expenses (including the reasonable and documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Designated Lenders, Administrative Agent or Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent and the Designated Lenders in connection with the original syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, Collateral Agent or Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3.   Indemnity.

(a)   In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Bookrunner, the Syndication Agent, the Arranger and each Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates and controlling persons (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)   To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, each Bookrunner, the Syndication Agent, the Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)   This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs or expenses of any kind arising from any non-Tax claim.

10.4.   Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Requisite Lenders (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit

Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.  The rights of Lenders and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lenders or their respective Affiliates may have.

10.5.   Amendments and Waivers.

(a)   Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and Borrower; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b)   Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)   extend the scheduled final maturity of any Loan or Note;

(ii)   waive, reduce or postpone any scheduled repayment date (but not prepayment);

(iii)   [Reserved];

(iv)   reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v)   extend the time for payment of any such interest, fees or premium;

(vi)   reduce the principal amount of any Loan;

(vii)   amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)   amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share”

on substantially the same basis as the Commitments and the Term Loans are included on the Closing Date;

(ix)   release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents or the Intercreditor Agreement and except in connection with a “credit bid” undertaken by Administrative Agent or Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(x)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (other than in connection with a transaction permitted by this Agreement);

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c)   Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)   increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)   [Reserved];

(iii)   [Reserved];

(iv)   [Reserved];

(v)   [Reserved];

(vi)   amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, any Bookrunner, the Arranger or the Syndication Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent without the consent of such Agent.

In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans (“Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Weighted Average Yield for such

Replacement Term Loans shall not be higher than the Weighted Average Yield for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, in connection with an amendment that addresses solely a re-pricing transaction and any related amendments in which all or any portion of Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Weighted Average Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment.

(d)   Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)   Certain Authorizations.  Notwithstanding anything herein to the contrary, Administrative Agent may authorize Collateral Agent, without the consent of any other Secured Party holding Obligations, to waive, amend or modify any provision in any Collateral Document, or consent to a departure by any Credit Party therefrom, to the extent Administrative Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement.  Administrative Agent may also authorize Collateral Agent to amend, supplement or modify the Intercreditor Agreement as provided in Section 9.8(a).

10.6.   Successors and Assigns; Participations.

(a)   Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (other than in connection with a transaction permitted under this Agreement).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)   Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of any of its Commitments or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)   to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii)   to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent and consented to by each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further, that (A) Borrower shall be deemed to have consented to any such assignment of unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (w) $1,000,000, (x) such lesser amount as agreed to by Borrower and Administrative Agent, (y) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned or (z) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

(d)   Mechanics.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender); provided that Administrative Agent may, in its sole discretion, elect to waive such registration and processing fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(e)   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).  Administrative Agent and each Lender may conclusively rely (without any duty of inquiry or further diligence) on a representation made by another Person that such Person is an Eligible Assignee for the purposes of establishing that such Person is an Eligible Assignee for all purposes of this Agreement.

(f)   Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)   Participations.

(i)   Each Lender shall have the right at any time to sell one or more participations to any Person (other than the ESOP, Borrower, any of Borrower’s Subsidiaries or any of Borrower’s Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as an agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)   Borrower agrees that each participant shall be entitled to the benefits of Sections 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless any such greater amount relates to any Tax resulting from a change in law after such participant acquired such participation or the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified and unless such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)   Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)   Assignments to Borrower.

Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of Loans owing to it to Borrower on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan), subject to the following limitations:

(i)   Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans, provided that, (A) notice of the Auction shall be made to all Lenders of the applicable Class and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.6(i) and the Auction Procedures set forth on Exhibit M and are otherwise reasonably acceptable to Borrower, the Auction Manager and Administrative Agent;

(ii)   With respect to all repurchases made by Borrower pursuant to this Section 10.6(i), (A) Borrower shall deliver to the Auction Manager a certificate of an Authorized Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Borrower Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Borrower Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders, (B) Borrower shall not use the proceeds of any extensions of credit under the Revolving Credit Agreement to acquire such Loans and (C) the assigning Lender and Borrower shall execute and deliver to the Auction Manager and Administrative Agent a Borrower Assignment Agreement;

(iii)   Following repurchase by Borrower pursuant to this Section 10.6(i), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.  In connection with any Loans repurchased and cancelled pursuant to this Section 10.6(i), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; and

(iv)   For the avoidance of doubt, no open market purchases of Loans shall be permitted by Borrower.

(j)   Certain Other Provisions.  None of the Lenders or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Competitors.  Administrative Agent is hereby authorized by Borrower to make available the list of Competitors on the “public side” of the Platform.

10.7.   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9.   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.   Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.   Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.   APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15.   CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE

ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.   Confidentiality.  Each Agent (other than Collateral Agent) and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or a judicial, administrative or legislative body or committee or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees, to the extent practicable and not prohibited by law, to inform Borrower thereof sufficiently in advance to allow Borrower an opportunity to seek a protective order), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosures of information received by such Person on a non-confidential basis from a source (other than Borrower or any of Borrower’s Affiliates, advisors, employees, directors, accountants, attorneys, agents or other representatives) not known by such Person to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation, (ix) disclosures of such information to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure in violation of this Section 10.17, (x) disclosures to the extent that such information was already in such Person’s possession (and disclosure by such Person is not otherwise prohibited by a contractual obligation) or is independently developed by such Person (from information not otherwise prohibited from being disclosed pursuant to a separate contractual obligation) and (xi) disclosures for purposes of establishing a “due diligence” defense.  In addition, with the consent of Borrower (not to be unreasonably withheld, delayed or conditioned), each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18.   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this

Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19.   Effectiveness; Counterparts.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20.   Entire Agreement.  This Agreement, together with the other Credit Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

10.21.   PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22.   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.   No Fiduciary Duty.  Each Agent, each Bookrunner, the Syndication Agent, the Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i)

the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALION SCIENCE AND TECHNOLOGY CORPORATION,
as Borrower

By:	/s/ Barry Broadus
	Name:	Barry Broadus
	Title:	Chief Financial Officer

ALION — BMH CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — CATI CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — IPS CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION — JJMA CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

[Signature Page to Second Lien Credit and Guaranty Agreement]

ALION — METI CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

ALION INTERNATIONAL CORPORATION,
as Guarantor

By:	/s/ Stacy Mendler
	Name:	Stacy Mendler
	Title:	President

WASHINGTON CONSULTING, INC.,
as Guarantor

By:	/s/ Kevin Boyle
	Name:	Kevin Boyle
	Title:	Secretary

WASHINGTON CONSULTING GOVERNMENT SERVICES, INC.,
as Guarantor

By:	/s/ Bruce E. Samuelsen
	Name:	Bruce E. Samuelsen
	Title:	President

[Signature Page to Second Lien Credit and Guaranty Agreement]

ASOF II INVESTMENTS, LLC,
as Lender

By:	/s/ Larry First
Authorized Signatory

[Signature Page to Second Lien Credit and Guaranty Agreement]

JLP CREDIT OPPORTUNITY MASTER FUND LTD,
as Lender

By:	PHOENIX INVESTMENT ADVISER LLC.,
as investment manager

By:	/s/ Robert Youree
Authorized Signatory

[Signature Page to Second Lien Credit and Guaranty Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Renee Kuhl
	Name:	Renee Kuhl
	Title:	Vice President

[Signature Page to Second Lien Credit and Guaranty Agreement]

APPENDIX A

TO SECOND LIEN CREDIT AND GUARANTY AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
ASOF II Investments, LLC	$55,000,000	78.57%
JLP Credit Opportunity Master Fund Ltd	$15,000,000	21.43%
Total	$70,000,000.00	100%

APPENDIX A-1

APPENDIX B

TO SECOND LIEN CREDIT AND GUARANTY AGREEMENT

Notice Addresses

ALION SCIENCE AND TECHNOLOGY CORPORATION AND EACH GUARANTOR (C/O ALION SCIENCE AND TECHNOLOGY CORPORATION)

1750 Tysons Boulevard, Suite 1300

McLean, Virginia 22102

Attn: Barry M. Broadus, Chief Financial Officer

Fax No.: (703) 714-6511

in each case, with a copy to

HOLLAND & KNIGHT LLP

1600 Tysons Boulevard, Suite 700

McLean, Virginia  22102

Attn: David S. Cole, Esq.

Fax No.:  (703) 720-8610

APPENDIX B-1

ADMINISTRATIVE AGENT:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Fax No.: (612) 217-5654

Attn: Meghan McCauley

In each case, with a copy to

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Fax No.: (646) 441-9220

Attn: Ronald A. Hewitt, Esq.

APPENDIX B-2

EXHIBIT A TO

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

August [•], 2014

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make the following Term Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on August 18, 2014 (the “Credit Date”):

Term Loans:	$70,000,000

Borrower hereby certifies that:

(i)                                     as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(ii)                                  as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT A-1

The account of Borrower to which the proceeds of the Term Loans requested on the Credit Date are to be made available by Administrative Agent to Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

EXHIBIT A-2

EXHIBIT B

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

NOTE

$[ ]
[ ], 2014	New York, New York

FOR VALUE RECEIVED, ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][DOLLARS] ($[1][     ,     ,     ]) (or, if less, the unpaid principal amount of all Loans made by Payee to Borrower pursuant to the Credit Agreement referred to below) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.

Borrower shall make principal payments on this Note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Note”) as set forth in Section 2.12 of the Credit Agreement.

This Note is one of the “Notes” referred to in the Credit Agreement in the aggregate principal amount of $[     ,     ,     ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

[1] Lender’s Term Loan Commitment

EXHIBIT B-1

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

EXHIBIT B-3

EXHIBIT C TO

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES IN HIS OR HER CAPACITY AS AN OFFICER OF BORROWER (AND NOT INDIVIDUALLY) AS FOLLOWS:

1.                                      I am the Chief Financial Officer of Alion Science and Technology Corporation (“Borrower”).

2.                                      I have reviewed the terms of that certain Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Annex A.

3.                                      My review described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4                                         Set forth on Annex B hereto is a list of (A) all Material Contracts which have been entered into during the Fiscal Year covered by the financial statements attached hereto as Annex A or (B) all Government Contracts, and where applicable delivery and task orders under any Government Contract, which have become Material Contracts, in each case, since the most recent list provided by Borrower and signed by an Authorized Officer of Borrower.

[5.                                  The undersigned hereby certifies (i) that either there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent annual Compliance Certificate delivered pursuant to Section 5.1 of the Credit Agreement or that such changes are set forth on Annex C hereto and (ii) that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for

EXHIBIT C-1

a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).](1)

[6.                                  The undersigned hereby certifies that none of the events set forth in the definition of “Specified Cash Payment Event” set forth in the Credit Agreement has occurred and is continuing and that the Borrower is permitted to pay Cash Interest (as defined in the Third Lien Note Indenture as in effect on the Closing Date) on the Third Lien Notes for the Interest Period (as defined in the Third Lien Note Indenture as in effect on the Closing Date) [insert applicable Interest Period].](2)

The foregoing certifications, together with the financial covenant calculations required by the Credit Agreement set forth on Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

(1)  To be included in annual compliance certificates only.

(2)  To be included only in compliance certificates for the Fiscal Quarters ending June 30 and December 31 of each year.

EXHIBIT C-2

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-3

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.	Consolidated EBITDA: (i) + (ii) – (iii) =		$	[ , , ]

	(i)	Consolidated Net Income:	$	[ , , ]

	(ii)	without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of the amounts for such period of:

		(a) consolidated interest expense:	$	[ , , ]

		(b) consolidated income tax expense:	$	[ , , ]

		(c) all amounts attributable to depreciation and amortization, including amortization of goodwill and other intangible assets:	$	[ , , ]

		(d) cash contributions to the ESOP in respect of the repurchase liability of Borrower under the ESOP Plan Documents:	$	[ , , ]

(e)                                  non-cash charges or expenses (other than the write-down of current assets), including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Warrants and the exercise price of such warrants, (B) non-cash expenses with respect to stock appreciation rights, phantom stock plans, the Warrants and accretion of the Warrants and (c) non-cash contributions to the ESOP:

			$	[ , , ]

		(f) extraordinary losses:	$	[ , , ]

		(g) non-recurring charges and adjustments treated as such by the independent third-party valuation firm that prepares valuation reports in connection with the ESOP:	$	[ , , ]

(h)                                 that portion of employee compensation that was both recorded by Borrower as compensation expense and that was directed by an employee of Borrower to be used by the ESOT to purchase Equity Interests of Borrower; provided that the aggregate amount added back in any period of four consecutive quarters shall not exceed an

ANNEX A-1

	amount equal to 10% of the Consolidated EBITDA (without giving effect to this clause (ii)(h)) for the immediately preceding four fiscal quarters:	$	[ , , ]

(iii) the sum, without duplication, of the amounts for such period of:

(a)                                 cash payments made on account of reserves, restructuring charges (not including expenses in connection with the Tender/Exchange Offer and the related transactions) and other non-cash charges added to Consolidated Net Income pursuant to clause (ii)(e) above in a previous period:

		$	[ , , ]

	(b) to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains and all non-cash items of income:	$	[ , , ]

	(c) cash payments made to repurchase Equity Interests in respect of which cash compensation expense was added back to Consolidated Net Income pursuant to clause(ii)(h) above in a previous period:	$	[ , , ]

[2.](1)	Consolidated Current Assets:	$	[ , , ]

[3.](2)	Consolidated Current Liabilities:	$	[ , , ]

[4.](3)	Consolidated Excess Cash Flow: (i) - (ii) =	$	[ , , ]

(i) the sum, without duplication, of the amounts for such period of:

	(a) Consolidated Net Income	$	[ , , ]

(b)

to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior

		$	[ , , ]

(1)                             To be included only in annual compliance certificate.

(2)                             To be included only in annual compliance certificate.

(3)                             To be included only in annual compliance certificate.

ANNEX A-2

period):

	(c) the Consolidated Working Capital Adjustment:	$	[ , , ]

(ii)	the sum, without duplication, of the amounts for such period of:

	(a) the amounts for such period paid from Internally Generated Cash of:	$	[ , , ]

(1)                                 the aggregate amount of all principal payments in respect of Indebtedness (excluding (X) voluntary prepayments and mandatory prepayments of First Lien Term Loans and Loans under the Credit Agreement and repurchases of First Lien Term Loans and Loans pursuant to Section 10.6(i) of the Credit Agreement and (Y) repayments of loans under the Revolving Credit Agreement except to the extent the commitments under the Revolving Credit Agreement are permanently reduced in connection with such repayments) and voluntary prepayments and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof):

		$	[ , , ]

	(2) the aggregate amount of all premium, make-whole or penalty payments paid in Cash in connection with any prepayment or satisfaction and discharge of any Indebtedness:	$	[ , , ]

	(3) Consolidated Capital Expenditures:	$	[ , , ]

	(4) payments of long-term liabilities of Borrower and its Subsidiaries other than Indebtedness:	$	[ , , ]

(b)                                other non-Cash gains of other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period):

		$	[ , , ]

	(c) consolidated interest expense paid in cash to the extent it exceeds the amount of consolidated interest expense deducted in determining Consolidated Net Income:	$	[ , , ]

ANNEX A-3

	(d) cash taxes paid or tax reserves set aside or payable (without duplication) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income:	$	[ , , ]

(e)                                 cash payments (or committed to be made during the current Fiscal Year under a binding agreement entered into, provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Investments during the current Fiscal Year is less than the amount committed to be made, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such Fiscal Year) in connection with Investments permitted to be made under the Credit Agreement to the extent funded (or to be funded) with internally generated cash flow:

		$	[ , , ]

(f)                                  earn-outs, holdbacks, working capital adjustments, indemnification payments or similar items paid in cash during such period (or committed to be made during the current Fiscal Year under a binding agreement entered into during such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such earn-outs, holdbacks, working capital adjustments, indemnification payments or similar items during the current Fiscal Year is less than the amount committed to be made, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such Fiscal year) in connection with any permitted Investment to the extent funded (or to be funded) with internally generated cash flow:

		$	[ , , ]

	(g) Cash contributions or payments made to the ESOP as required by the ESOP Plan Documents:	$	[ , , ]

(h)                                any other items that were added to or not deducted from net income (determined on a consolidated basis on the basis of GAAP) in calculating Consolidated Net income to the extent either (1) such items represented cash payments or (2) such items did not represent cash received:

		$	[ , , ]

5.	Consolidated Net Income: (i) - (ii) =	$	[ , , ]

ANNEX A-4

	(i)	the net income or loss of Borrower and the Subsidiaries for such period taken as a single accounting period determined on a consolidated basis in accordance with GAAP:	$	[ , , ]

(ii)

(a)                                the income or loss of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period:

			$	[ , , ]

(b)                                the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary:

			$	[ , , ]

(c)                                 the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary or the date that such Person’s assets are acquired by Borrower or any Subsidiary:

			$	[ , , ]

		(d) any gains or losses attributable sales of assets out of the ordinary course of business and the transaction costs in connection with such sales:	$	[ , , ]

		(e) any income or loss attributable to the early extinguishment of Indebtedness:	$	[ , , ]

[6.](4)	Consolidated Working Capital: (i) - (ii) =		$	[ , , ]

	(i)	Consolidated Current Assets:	$	[ , , ]

	(ii)	Consolidated Current Liabilities:	$	[ , , ]

[7.](5)	Consolidated Working Capital Adjustment:(6) (i) - (ii) =		$	[ , , ]

(4)                                 To be included only in annual compliance certificate.

(5)                                 To be included only in annual compliance certificate.

(6)                                 In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period (and to the effect of the application of any purchase accounting); provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

ANNEX A-5

	(i)	Consolidated Working Capital as of the beginning of such period:	$	[ , , ]

	(ii)	Consolidated Working Capital as of the end of such period:	$	[ , , ]

8.	Consolidated EBITDA:
		Actual:	$	[ , , ]

		Required pursuant to Section 6.7 of the Credit Agreement:		$45,000,000

		Required in order to avoid the occurrence of the event described in clause (b) of the definition of Specified Cash Payment Event:		$54,000,000
[9.](7)	Maximum Consolidated Capital Expenditures:

		Actual:	$	[ , , ]

		Maximum:		$2,750,000

(7)                                 To be included only in annual compliance certificate.

ANNEX A-6

ANNEX B TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy]

Set forth below is a list of (A) all Material Contracts which have been entered into during the Fiscal Year covered by the financial statements attached hereto as Annex A to this Compliance Certificate or (B) all Government Contracts, and where applicable delivery and task orders under any Government Contract, which have become Material Contracts, in each case, since the most recent list provided by Borrower and signed by an Authorized Officer of Borrower:

ANNEX B-1

ANNEX C TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL YEAR ENDING [mm/dd/yy]

Changes to Collateral Questionnaire:

ANNEX C-1

EXHIBIT D TO

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Related Fund(1) of [identify Lender]]

Markit Entity Identifier (if any):

3.	Borrower:	Alion Science and Technology Corporation

4.	Administrative	Wilmington Trust, National Association, as the administrative

(1)                             Select as applicable

EXHIBIT D-1

	Agent:	agent under the Credit Agreement

5.	Credit Agreement:

Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.

6.	Assigned Interest[s]:

	Aggregate Amount of Commitment / Term Loans for all Lenders	Amount of Commitment / Term Loans Assigned	Percentage Assigned of Commitment / Term Loans(2)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.                                      Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

(2)                             Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.

EXHIBIT D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](3) Accepted:

Wilmington Trust, National Association, as Administrative Agent

By:
Name:
Title:

[Consented to:](4)

[ALION SCIENCE AND TECHNOLOGY CORPORATION]

By:
Name:
Title:

(3)                             To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(4)                             To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it

ANNEX 1-1

shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                      Payments.  All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1                               From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

ANNEX 1-2

EXHIBIT E-1 TO

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT E-1-1

EXHIBIT E-2 TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT E-2-1

EXHIBIT E-3 TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT E-3-1

EXHIBIT E-4 TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                        , 20[  ]

EXHIBIT E-4-1

EXHIBIT F-1 TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY IN OUR RESPECTIVE CAPACITIES AS OFFICERS OF BORROWER (AND NOT IN OUR INDIVIDUAL CAPACITIES) AS FOLLOWS:

1.             We are, respectively, the chief executive officer and the chief financial officer of Alion Science and Technology Corporation (“Borrower”).

2.             We have reviewed the terms of Section 3 of the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent, and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

3.             Based upon our review described in paragraph 2 above, we certify, on behalf of Borrower, that as of the date hereof:

(i)            the representations and warranties of the Credit Parties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii)           no event has occurred and is continuing or would result from the consummation of the borrowing contemplated by the Credit Agreement that would constitute an Event of Default or a Default;

(iii)          the organizational structure and capital structure of Borrower and its Subsidiaries, after giving effect to the consummation of the Transactions, is as set forth on Schedule 4.1 to the Credit Agreement;

(iv)          (1) all conditions (including the Minimum Condition described in the Refinancing Support Agreement) to the Transactions set forth in the Related Agreements have been satisfied or the fulfillment of any such conditions has been waived with the consent of the Administrative Agent and the Lenders and (2) the Transactions have been consummated in accordance with the terms of the Related Agreements and applicable law;

EXHIBIT F-1-1

(v)           each Related Agreement is, as of the Closing Date, in full force and effect and no provision thereof has been modified or waived in any respect determined by Administrative Agent and the Lenders to be material, in each case without the consent of Administrative Agent and the Lenders;

(vi)          each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing are in full force and effect.  All applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending; and

(vii)         There does not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, individually or in the aggregate, materially impairs the Transactions or that could have a Material Adverse Effect.

The foregoing certifications are made and delivered as of August 18, 2014.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Name:
Title: Chief Executive Officer

Name:
Title: Chief Financial Officer

EXHIBIT F-1-2

EXHIBIT F-2 TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.             I am the chief financial officer of Alion Science and Technology Corporation, a Delaware corporation (“Borrower”).

2.             Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.

3.             I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such review as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.             Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Transactions and any rights of contribution, the Borrower and its Subsidiaries are and will be, on a consolidated basis, Solvent.

The foregoing certifications are made and delivered as of August 18, 2014.

ALION SCIENCE AND TECHNOLOGY CORPORATION

Name:
Title: Chief Financial Officer

EXHIBIT F-2-1

EXHIBIT G TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent.

Section 1.              Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a)           agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)           represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c)           agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(d)           the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement.  All such Collateral shall be deemed to be part of the “Collateral” under the Pledge and Security Agreement and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

EXHIBIT G-1

Section 2.              The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement.  Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

Wilmington Trust, National Association,
as Administrative Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

EXHIBIT G-3

EXHIBIT H TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

PLEDGE & SECURITY AGREEMENT

[Provided under separate cover]

EXHIBIT H-1

EXHIBIT I TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

[RESERVED]

EXHIBIT I-1

EXHIBIT J TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

[Provided under separate cover]

EXHIBIT J-1

EXHIBIT K TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

Note Number:	Dated: , 20

FOR VALUE RECEIVED, ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), and certain Subsidiaries of Borrower (collectively, the “Group Members” and each, a “Group Member”) which are a party to this subordinated intercompany note (this “Promissory Note”) each promise to pay to such other Group Member as it makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand (or at such other time and on such terms as Payor and Payee have previously agreed), in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness (such term as used herein, as defined in the Second Lien Credit Agreement) now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee.  The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Intercreditor Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Intercreditor Agreement”), by and among Borrower, certain Subsidiaries of Borrower, Wells Fargo Bank, National Association as Revolving Agent, Goldman Sachs Lending Partners LLC, as First Lien Administrative Agent, Wilmington Trust, National Association as Second Lien Administrative Agent, Wilmington Trust, National Association, as Trustee under the Indenture, and Wilmington Trust, National Association, as Collateral Agent.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee.  Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee.  Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable.  Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Grantor to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Secured Debt Documents to which such Payee is a party.  Each Payor acknowledges

EXHIBIT K-1

and agrees that after the occurrence of and during the continuation of a Secured Debt Default, the Collateral Agent and the other Secured Parties may exercise all the rights of each Payee that is a Grantor under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Grantor or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations until the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement; provided, that each Payor that is a Grantor may make payments to the applicable Payee so long as no Secured Debt Default shall have occurred and be continuing; provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Secured Debt Documents.  Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any other Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets.  Except as expressly permitted by the Secured Debt Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement.

After the occurrence of and during the continuation of a Secured Debt Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Secured Debt Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to the Secured Obligations in accordance with the Intercreditor Agreement, until the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement.  After the occurrence of and during the continuation of a Secured Debt Default, each Payee that is a Grantor irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own names or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note.  After the occurrence of and during the continuation of a Secured Debt Default, each Payee that is a Grantor also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Agent.  After the occurrence of and during the continuation of a Secured Debt Default, the Collateral

EXHIBIT K-2

Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of the Secured Obligations in accordance with the Intercreditor Agreement.  Upon the occurrence and during the continuation of any Secured Debt Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Grantor upon or with respect to Payor Indebtedness owing to such Payee prior to the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement, such Payee that is a Grantor shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to the Secured Obligations in accordance with the Intercreditor Agreement and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties.  Upon the occurrence and during the continuance of a Secured Debt Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.  Each Payee that is a Grantor agrees that until the satisfaction of the conditions set forth in Section 4.1(a)(1) of the Intercreditor Agreement, without the prior written consent of the Collateral Agent, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Collateral Agent for the benefit of the Secured Parties) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of a Secured Debt Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fails to enforce any provision of this Promissory Note in contravention of the terms hereof.

The Secured Parties shall be third party beneficiaries hereof and shall be entitled, by and through Collateral Agent, to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Secured Debt Document or in any such promissory note or other instrument, until the satisfaction of the conditions set forth in Section 4.1(a)(i) of the Intercreditor Agreement, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”).  Upon delivery of such counterpart

EXHIBIT K-3

signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.  This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

EXHIBIT K-4

IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

[NAME OF EACH SUBSIDIARY OF BORROWER]

By:
Name:
Title:

EXHIBIT K-5

Schedule A

TRANSACTIONS UNDER PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

EXHIBIT K A-1

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                               all of its right, title and interest in and to the Intercompany Note, dated                        , 20   (as amended, supplemented or otherwise modified from time to time, the “Promissory Note”), made by ALION SCIENCE AND TECHNOLOGY CORPORATION (“Borrower”) and certain Subsidiaries of the Borrower or any other Person that is or becomes a party thereto, and payable to the undersigned.  This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Secured Debt Documents on the date of the Promissory Note.  From time to time after the date thereof, additional Subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement.  Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof.  Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder.  This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

[NAME OF EACH SUBSIDIARY OF BORROWER]

By:
Name:
Title:

EXHIBIT K A-2

EXHIBIT L TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

INTERCREDITOR AGREEMENT

[Provided under separate cover]

EXHIBIT L-1

EXHIBIT M TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

MODIFIED DUTCH AUCTION PROCEDURES

[Provided under separate cover]

EXHIBIT M TO
SECOND LIEN CREDIT AND GUARANTY AGREEMENT

SAMPLE MODIFIED DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 10.6(i) of the Second Lien Credit and Guaranty Agreement, of which this Exhibit M is a part (the “Auction Procedures”).  It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, and shall be qualified in all respects by the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each Auction (the “Offer Documents”).  None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective Affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans to Borrower (the “Purchaser”) pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their Affiliates) in its capacity as a Lender be deemed to constitute such a recommendation.  Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents.  Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary.  The Purchaser may conduct one or more modified Dutch auctions in order to purchase Term Loans of the applicable Class (each, an “Auction”) pursuant to the procedures described herein.

Notice Procedures.  In connection with each Auction, the Purchaser will provide notification to the Auction Manager (for distribution to the Lenders) substantially in the form of Annex A to this Exhibit M, of the Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount of Term Loans that the Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Purchaser would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by [1:00 p.m. New York time], as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Purchaser to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per offer shall be permitted.  An Auction shall be regarded as a “Failed Auction” in the event that either (x) Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids having been received.  In the event of a Failed Auction, Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring [five (5)] Business Days after such withdrawal or Expiration Time, as the case may be.

Reply Procedures.  In connection with any Auction, each Lender holding Term Loans of the applicable Class wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation substantially in the form of Annex B to this Exhibit M (the “Return Bid”) which shall specify (i) a discount to par expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans of the applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of the applicable Class, in an amount not less than $1,000,000 or an integral multiple in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans of the applicable Class held by such Lender.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, a Borrower Assignment Agreement.  The Purchaser will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Purchaser, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans of the applicable Class for which the Purchaser has received Qualifying Bids (as defined below)).  The Purchaser shall purchase Term Loans of the applicable Class from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term Loans of the applicable Class included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

Proration Procedures.  All Term Loans of the applicable Class offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans of the applicable Class for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Purchaser shall purchase the Term Loans of the applicable Class for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures.  Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with the terms herein).  The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Borrower Assignment Agreement received in connection with a Qualifying Bid.  Upon request of the submitting Lender, the Auction Manager will promptly return any Borrower Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid (as defined below).

Additional Procedures.  Once initiated by an Auction Notice, the Purchaser may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans by the Purchaser required by the terms and conditions of Section 10.6(i)(iii) of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Purchaser is required in accordance with the foregoing provisions shall be paid by the Purchaser directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Purchaser (which shall be no later than ten (10) Business Days after the date Return Bids are due).  The Purchaser shall execute each applicable Borrower Assignment Agreement received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Purchaser, which determination will be final and binding.  The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Purchaser, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Purchaser, the Credit Parties, or any of their Affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit M shall not require the Purchaser to initiate any Auction.

Annex A to Exhibit M to

Second Lien Credit and Guaranty Agreement

AUCTION NOTICE

[Alion Science and Technology Corporation Letterhead]

[          ], as Auction Manager

[Address]

Attention: [              ]

Fax No.:  [              ]

Email:  [              ]

Re: Term Loan Auction

Ladies and Gentlemen:

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent, and the other signatories thereto.

Borrower (the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•                                          Auction Amount:  $[                      ] in principal amount of Term Loans(1) (2)

•                                          Discount Range:  Not less than $[                ] nor greater than $[                ] per $1,000 principal amount of Term Loans. (3)

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures.  The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than [1:00] p.m. (New York time) on [                  ].

(1)           Modify, as appropriate, to: “$[                    ] maximum cash value to be paid for all tendered Term Loans”

(2)         Specify the applicable Class(es) of Term Loans.

(3)         Specify the applicable Class(es) of Term Loans.

The Purchaser hereby represents and warrants that (i) as of the launch date of the related Auction, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Borrower Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders, (ii) no Event of Default arising under Section 8.1(a), (f) or (g) of the Credit Agreement has occurred and is continuing or would result from such repurchase and (iii) Borrower will not use the proceeds of any extensions of credit under the Revolving Credit Agreement to acquire such Term Loans.

Very truly yours,

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

Annex B to Exhibit M to
Second Lien Credit and Guaranty Agreement

RETURN BID

[    ], as Auction Manager

[Address]

Attention: [            ]

Fax No.:  [            ]

Email:  [            ]

Ladies and Gentlemen:

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Alion Science and Technology Corporation (“Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent, and the other signatories thereto.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid(1):

Reply Price (price per $1,000)	Reply Amount (principal amount of Term Loans(2))
US$	US$
US$	US$
US$	US$

(1)           Lender may submit up to [three] component bids but need not submit more than one.  The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

(2)         Specify the applicable Class(es) of Term Loans.

The undersigned Lender acknowledges that: (i) the submission of this Return Bid along with an executed Borrower Assignment Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable; and (ii) no prepayment premium or penalty shall be due and payable with respect to the principal amount of Term Loans related to the Reply Amount.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

Annex C to Exhibit M to
Second Lien Credit and Guaranty Agreement

BORROWER ASSIGNMENT AND ASSUMPTION AGREEMENT

This Borrower Assignment and Assumption Agreement (this “Assignment”) is dated as of the Borrower Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and Alion Science and Technology Corporation (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Borrower Assignment Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	Alion Science and Technology Corporation

3.	Borrower:	Alion Science and Technology Corporation

4.	Administrative Agent:	Wilmington Trust, National Association,
as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation (“Borrower”), certain

Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent, and the other signatories thereto.

6.             Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of Term Loans of Assignor	Percentage of Term Loans of Assignor(1)
Term Loans(2)	$		%

7.             Assigned Interest:

List below the Term Loans to be assigned by Assignor to Assignee, which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Term Loan Facility Type	Reply Price with respect to Term Loans being offered for assignment to Assignee (price per $1,000 principal amount)(3)	Reply Amount (principal face amount of Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)(4)	Pro Rated Principal Face Amount of Term Loans Assigned(5)	Percentage Assigned of Term Loans(6)
	$	$	$		%
	$	$	$		%
	$	$	$		%

(1)   Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.  To be completed by Assignor.

(2)   Specify the applicable Class(es) of Term Loans.

(3)   To be completed by Assignor.

(4)   To be completed by Assignor.  The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

(5)   To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.

(6)   To be completed by the Auction Manager to at least 9 decimals as a percentage of the Term Loans of all Lenders thereunder.

8.                                      Borrower Assignment Effective Date:                             , 20     [TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE BORROWER ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

9.             Notice and Wire Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	ALION SCIENCE AND TECHNOLOGY CORPORATION

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:

The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) Term Loans will be deemed to have been accepted by the Assignee to the extent such Term Loans are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); (iii) it does not have any withdrawal rights with respect to any offer to assign of its Term Loans; and (iv) no prepayment premium or penalty shall be due and payable with respect to the principal amount of any Term Loans acquired by Assignee in respect of the Return Bid.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

[Signature page follows]

The Assignor acknowledges and agrees that its offer to assign Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

Accepted:

Wilmington Trust, National Association, as Administrative Agent

By:
Name:
Title:

[ ], as Auction Manager

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR AFFILIATE
ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Borrower Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document and (c) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents.  The Assignor will, upon request, execute and deliver any additional documents deemed by Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.  In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of Borrower, the Auction Manager, and Administrative Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans are automatically cancelled without further action by any Person on the Borrower Assignment Effective Date, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement, (iii) it has transmitted same day funds to the Assignor on the Borrower Assignment Effective Date, (iv) from and after the

Borrower Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (viii) as of the Borrower Assignment Effective Date, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender (including the Assignor) to participate in any Auction, if applicable, or enter into this Assignment or any of the transactions contemplated hereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Auction Manager, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it acknowledges that the Assigned Interest shall, from and after the Borrower Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned Interest.

1.3                               No Violation of Laws.  Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2.             Payments.  Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Borrower Assignment Effective Date.  No interest shall accrue with respect to the Assigned Interest from and after the Borrower Assignment Effective Date and such Assigned Interest shall, from and after the Borrower Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.

3.             No Default.  On the Borrower Assignment Effective Date, no Event of Default arising under Section 8.1(a), (f), or (g) of the Credit Agreement has occurred and is continuing or would result from this Assignment.

4.             General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.